Exhibit 10.28
JOINT VENTURE AGREEMENT
HAGERMAN GAS GATHERING SYSTEM
A Joint Venture Formed By
FEAGAN GATHERING COMPANY
PARALLEL PETROLEUM CORPORATION
and
CAPSTONE OIL & GAS COMPANY, L.P.

INDEX

Article 1	Formation of Joint Venture

1.1	Formation of Joint Venture	1

Article 2	Definitions

2.1	Definitions	1
2.2	Terms Generally	3

Article 3	The Joint Venture

3.1	Name, Assumed Name Certificates	4
3.2	Joint Venture Office and Principal Place of Business	4
3.3	Purpose	4
3.4	Other Activities	4

Article 4	Ownership and Availability of the System

4.1	Ownership of Joint Venture Facilities	5
4.2	Availability of the System	5

Article 5	Representations and Warranties

5.1	Representations, Warranties and Covenants of Parties	5

Article 6	Capital Contributions and Ownership

6.1	Initial Capital Contribution and Ownership	6
6.2	Additional Capital Contributions	7
6.3	Payment of Capital Contributions	7
6.4	Carried Capital Contribution	8
6.5	Option to Purchase Additional Interest	8
6.6	Voluntary Contributions	8

Article 7	Allocations and Capital Accounts

7.1	Allocations; Capital Accounts	9

i

Article 8	Distributions and Reimbursements

8.1	Distributions	11
8.2	Reimbursement of Expenses	12

Article 9	Accounting; Books and Records; Taxes

9.1	Fiscal Year	12
9.2	Location of Records	12
9.3	Books of Account	12
9.4	Financial Statements	12
9.5	Taxation and Reports	13
9.6	Governmental Reports and Compliance with Laws	13
9.7	Inspection of Facilities and Records	14
9.8	Deposit of Funds	14
9.9	Tax Matters Partner	14

Article 10	Management; Operator and Conduct of Operations

10.1	Management of the Joint Venture	15
10.2	Operator	15
10.3	Composition of Management Committee	15
10.4	Authority of the Management Committee	15
10.5	Approval Requirements; Limitation on Voting Rights	17
10.6	Meetings	17
10.7	Appointment of Operator; Construction and Operation of the System	17
10.8	Conduct of Operations	17
10.9	Expenses	18
10.10	Personnel	18
10.11	Discharge of Expenses	18
10.12	Ad Valorem Taxes	18
10.13	Rights of Way	18
10.14	Removal and Replacement of Operator	19

Article 11	Liability and Indemnification of Joint Venturers; Insurance

11.1	Limitation of Liability of Joint Venturers	19
11.2	Insurance	20
11.3	Claims	20
11.4	Contractors and Subcontractors	21

Article 12	Assignments

12.1	Limitation of Rights to Transfer Joint Venturers' Interests	21
12.2	Permitted Transfers by Joint Venturers	22
12.3	Effect of Permitted Transfers	22
12.4	Effects of Prohibited Transfers	22

Article 13	Term; Termination and Winding Up

13.1	Term	23
13.2	Voluntary Withdrawal of a Joint Venturer	23
13.3	Automatic Termination	23
13.4	Removal for Default	25
13.5	Remedies of Non-Withdrawing Party	26
13.6	Buy-Sell Procedures	26
13.7	Appraisal Procedure	28
13.8	Termination and Winding Up	29
13.9	Effect of Termination or Withdrawal	31

Article 14	Salvage

14.1	Abandonment	31

Article 15	Confidentiality

15.1	Confidentiality	32

Article 16	Miscellaneous

16.1	Notice	32
16.2	Further Assurance	33
16.3	Amendment	33
16.4	Waiver	33
16.5	Exhibits	33
16.6	Applicable Laws	34
16.7	Counterparts	34
16.8	Headings	34
16.9	Section Numbers	34
16.10	Entirety	34
16.11	Severability	34
16.12	Binding Effect; Joinder of Additional Parties	34

Article 17	Arbitration

17.1	General	34
17.2	Procedures	35
17.3	Specific Enforcement	36

Exhibit A	Construction and Operating Agreement

Exhibit B	Project Area

Exhibit C	Gas Gathering Agreement

Exhibit D	Insurance

HAGERMAN GAS GATHERING SYSTEM
JOINT VENTURE AGREEMENT
     THIS JOINT VENTURE AGREEMENT (this “Agreement”), dated as of January 16, 2007, to be effective from and after April 1, 2006, is made by and among Feagan Gathering Company, a Texas corporation (“Feagan”), Parallel Petroleum Corporation, a Delaware corporation (“Parallel”), and Capstone Oil & Gas Company, L.P., a Texas limited partnership (“Capstone”). Feagan, Parallel and Capstone are hereinafter sometimes referred to collectively as “Joint Venturers”, and each, individually, as a “Joint Venturer”.
WITNESSETH:
     WHEREAS, Feagan, Parallel and Capstone desire to join together for the purposes of constructing, managing, owning, leasing and operating a natural gas pipeline located in Chaves County, New Mexico, and further desire to set forth the terms and conditions upon which such activities will be conducted;
     NOW, THEREFORE, in consideration of the mutual covenants set forth herein, Feagan, Parallel and Capstone hereby agree as follows:
ARTICLE 1
FORMATION OF JOINT VENTURE
     1.1 Formation of Joint Venture. Feagan, Parallel and Capstone hereby enter into and form a joint venture for the limited purposes and scope set forth herein. Except as expressly provided for herein to the contrary, the rights and obligations of the Joint Venturers and the administration and termination of the Joint Venture shall be governed by the Texas General Partnership Law (the “TGPL”), part of the Texas Business Organizations Code. A Joint Venturer’s interest in the Joint Venture shall be personal property for all purposes. All real and other property owned by the Joint Venture shall be deemed owned by the Joint Venture as an entity, and no Joint Venturer, individually shall have any direct ownership in such property.
ARTICLE 2
DEFINITIONS
     2.1 Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the respective meanings set forth below:

     Capital Contribution. The capital contributed to the Joint Venture by a Joint Venturer pursuant to Article 6 of this Agreement.
     Code. The Internal Revenue Code of 1986, as amended from time to time, and any successor statute or statutes.
     Construction and Operating Agreement. The Construction and Operating Agreement between the Joint Venture and the Person designated as Operator in accordance herewith, the form of which is attached hereto as Exhibit “A”.
     Cost of a Joint Venture Expansion. All costs, expenses and liabilities incurred or paid by the Joint Venture for the real and personal property acquisitions, planning, design, engineering and construction of a Joint Venture Expansion, and securing necessary governmental authorizations and approvals therefor.
     Cost of the System. All cost, expenses and liabilities incurred or paid by the Joint Venture for the real property (excluding the Project Area) and personal property acquisitions, planning, design, engineering and construction of the System, and securing necessary governmental authorizations and approvals therefor.
     Gas. Natural gas having the physical and chemical qualities required for acceptance by the Joint Venture.
     Joint Venture. The entity created by this Agreement, which the parties agree is a joint venture.
     Joint Venture Expansion. Any pipelines and appurtenances together with related facilities and properties (including, but not limited to, rental compression facilities), which expand the System.
     “Joint Venture Nonrecourse Liabilities” shall have the meaning assigned to the term “nonrecourse liabilities” in Treasury Regulation section 1.752-1(a)(2).
     Joint Venturer(s). The collective or individual reference, as the case may be, to each of the Joint Venturers executing this Agreement and any Joint Venturer admitted to the Joint Venture or substituted in place of an original Joint Venturer pursuant to Article 12; provided, however, that the term Joint Venturer shall not include any Person who shall be deemed to have withdrawn from the Joint Venture pursuant to Section 13.3(b).
     Joint Venture Percentage Interest. For each Joint Venturer, the percentage ownership of the Joint Venture based upon the proportion that such Joint Venturer’s

Capital Contributions bears to the total Capital Contributions made by all Joint Venturer’s, including, in the case of Feagan, the Carried Capital Contribution provided for in Section 6.4.
     “Joint Venturer Nonrecourse Debt” shall have the meaning assigned to the term “partner nonrecourse debt” in Treasury Regulation section 1.704.2(b)(4).
     “Joint Venturer Nonrecourse Deductions” shall have the meaning assigned to the term “partner nonrecourse deductions” in Treasury Regulation section 1.704-2(i).
     Management Committee. The Management Committee provided for in Section 10.3.
     “Minimum Gain” shall have the meaning assigned to that term in Treasury Regulation section 1.704-2(d) and section 1.704-2(i)(3), as applicable.
     Operator. The Operator provided for in Section 10.2.
     Person. An individual, a corporation, voluntary association, joint stock company, business trust, partnership or other entity.
     Project Area. The leasehold acreage situated in Chaves County, New Mexico that is subject, from time to time, to the area of mutual interest contained in that certain Exploration Agreement, dated as of March 1, 2004, between Parallel and Capstone and that is owned beneficially or of record by Parallel and Capstone and dedicated by Parallel and Capstone to the System, as further described on Exhibit “B” attached hereto and made a part hereof.
     System. The pipeline and appurtenant and related facilities owned by the Joint Venture, including any Joint Venture Expansion.
     “Treasury Regulations” (or any abbreviation thereof used herein) shall mean temporary or final regulations promulgated under the Code.
     2.2 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, provided such successors and assigns are permitted by this Agreement, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (d) all references herein to Articles, Sections, exhibits and schedules shall be construed to refer to Articles and Sections of, and exhibits and schedules to, this Agreement.
ARTICLE 3
THE JOINT VENTURE
     3.1 Name; Assumed Name Certificates. The name of the Joint Venture shall be Hagerman Gas Gathering System. The Joint Venturers shall execute all assumed or fictitious name certificates required by law to be filed in connection with the formation of the Joint Venture and the conduct of its business and shall cause such certificates to be filed in the applicable records of each state where the Joint Venture conducts business.
     3.2 Joint Venture Office and Principal Place of Business. The principal offices and principal place of business of the Joint Venture shall be located at 1004 N. Big Spring, Suite 400, Midland, Texas 79701.
     3.3 Purpose. The purpose of the Joint Venture shall be to plan, design, obtain any necessary governmental approval for, construct, own and operate the System for the purchase and sale or transport of Gas produced from the Project Area.
     3.4 Other Activities. Nothing contained in this Agreement shall be construed to prohibit any Joint Venturer or any firm or corporation controlled by or controlling any Joint Venturer from owning, operating or investing in any natural gas pipeline other than the System or from engaging in any business similar to or in competition with the Joint Venture. Each Joint Venturer agrees that the other Joint Venturers or any affiliate thereof may engage in or possess any interest in any other business venture or ventures of any nature and description independently or with others, including, but not limited to, the sale and purchase of natural gas, the ownership, financing, leasing, construction, operation, sale, maintenance, management, syndication, brokerage and development of natural gas pipeline systems and no Joint Venturer shall have any rights by virtue of this Agreement in and to said other business venture or ventures or the income or profits derived therefrom.

ARTICLE 4
OWNERSHIP AND AVAILABILITY OF THE SYSTEM
     4.1 Ownership of Joint Venture Facilities. Title to Joint Venture property, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Joint Venture as an entity, and no Joint Venturer, individually or collectively, shall have any ownership interest in such Joint Venture property or any portion thereof. Title to any or all of the Joint Venture property may be held in the name of the Joint Venture or one or more nominees, as the Management Committee may determine. Upon the withdrawal or removal of any Joint Venturer or as soon thereafter as practicable, the withdrawing or removed Joint Venturer holding title to any Joint Venture property as nominee for the Joint Venture shall transfer to the Joint Venture record title to such property and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the Joint Venture. All Joint Venture property shall be recorded as the property of the Joint Venture in its books and records, irrespective of the name in which record title to such Joint Venture property is held. Although the Project Area is dedicated to the facilities included in the System, ownership of the Project Area shall remain the sole property of each respective Joint Venturer having record or beneficial ownership thereof, subject to each such Joint Venturer’s right to sell, transfer and convey all or any portion of the Project Area owned by such Joint Venturer, at any time and from time to time. As natural gas reserves are developed in the Project Area by the Joint Venturers or by third parties, the Joint Venturers anticipate that gathering lines will need to be constructed from time to time to connect the producing areas within the Project Area. Such facilities are contemplated by the Joint Venturers to be part of the System. If any such facilities are acquired or constructed by the Joint Venture, the same will thereupon become a part of the System. No other facilities, whether existing facilities owned by any of the Joint Venturers or subsequently acquired or constructed by any of the Joint Venturers are or shall be the subject of this Agreement, except for those which are located within the Project Area.
     4.2 Availability of the System. First priority to the availability and capacity of the System shall be given to the Gas produced in the Project Area by Parallel and Capstone, and their respective successors and assigns, and gathered pursuant to that certain Gas Gathering Agreement, dated or to be dated of even date herewith, among Parallel, Capstone and the Joint Venture, and being in substantially the form attached hereto as Exhibit “C”.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES
     5.1 Representations, Warranties and Covenants of Parties. Each Joint Venturer represents and warrants to the other, and agrees that:

     (a) It is a corporation or limited partnership duly organized and validly existing under the laws of its jurisdiction of organization.
     (b) If it is organized under the laws of a jurisdiction other than Texas, it is duly qualified or authorized to do business in Texas.
     (c) It will not cause a dissolution or termination of the Joint Venture by reason of the failure to maintain its corporate or partnership existence, except as otherwise permitted herein.
     (d) The execution and delivery of this Agreement has been duly authorized, and this Agreement, when executed and delivered, will be valid and binding on it.
     (e) The execution and delivery of this Agreement, the formation of the Joint Venture and the performance hereof will not contravene any provision of, or constitute a default under, any indenture, mortgage or other material agreement to which it is a party or by which its assets may be bound, or any order of any court, commission or governmental agency having jurisdiction.
     (f) The Joint Venture is an “intrastate pipeline”, as defined in the Natural Gas Policy Act of 1978, as hereto or hereafter amended, and will not, through any act or omission, cause or contribute to causing itself, the Joint Venture, or any other Joint Venturers, or any of the facilities of any of them to become subject in whole or in part to the jurisdiction of the Federal Energy Regulatory Commission or any successor thereto, under the Federal Energy Regulatory Commission’s jurisdiction under the Natural Gas Policy Act of 1978 and the Natural Gas Act, as hereto or hereafter amended.
     (g) There are no claims for brokerage or other commission or finder’s or other similar fees in connection with the transactions covered by this Agreement insofar as such claims may be based on arrangements or agreements made by or on its behalf, and each Joint Venturer hereby agrees to indemnify and hold harmless the other from and against all liabilities, costs, damages and expenses from any such claims.
ARTICLE 6
CAPITAL CONTRIBUTIONS AND OWNERSHIP
     6.1 Initial Capital Contribution and Ownership. Promptly after receipt of a written request from the Operator given in accordance with Section 6.3, each Joint Venturer shall make its respective initial Capital Contribution to the Joint Venture, including each Joint Venturer’s obligation to contribute a total amount equal to its Joint Venture Percentage Interest of $5,500,000. Subject to Section 6.5 hereof, the Joint Venture Percentage Interest of each Joint Venturer is as follows:

Feagan	10.00%
Parallel	76.50%
Capstone	13.50%
     6.2 Additional Capital Contributions. From time to time, whenever any part of the System or a Joint Venture Expansion shall be authorized by the Management Committee, each Joint Venturer shall contribute additional capital to the Joint Venture in an amount equal to its Joint Venture Percentage Interest of the Cost of the System or the Cost of a Joint Venture Expansion, as the case may be. Each Joint Venturer shall be obligated to make such additional Capital Contributions in the amount set forth in construction fund schedules prepared from time to time by the Operator and approved by the Management Committee in connection with the System and each Joint Venture Expansion pursuant to Section 10.4 hereof. Additional Capital Contributions to be made pursuant to this Section 6.2 shall be made in accordance with Section 6.3 hereof.
     6.3 Payment of Capital Contributions. Except as may be otherwise determined by the Management Committee:
     (a) The Operator shall issue or cause to be issued a written request for payment of each Capital Contribution to be made in accordance with Sections 6.1 and 6.2, at such times and in such incremental amounts as may be requested by the Operator from time to time, but only after approval of the Management Committee.
     (b) Each written request issued pursuant to this Section 6.3 shall contain the following information:
(i)	the amount of the Capital Contribution requested from each Joint Venturer, which amount shall equal such Joint Venturer’s Percentage of the total Capital Contributions then requested of the Joint Venturers;

(ii)	the purposes for which the Capital Contributions are to be applied; and

(iii)	the date on which the Capital Contributions shall be made (which shall not be less than thirty (30) days following the date the request is made) and the method of payment, such date and method to be identical for all of the Joint Venturers.

     (c) Each Joint Venturer agrees to make payment of its respective Capital Contributions in accordance with the requests made by the Operator pursuant to this Agreement.
     6.4 Carried Capital Contribution. Subject to the last sentence of this Section 6.4, Parallel and Capstone shall pay, or “carry”, for the benefit of Feagan a portion of the Capital Contribution that would otherwise be required to be made by Feagan under the terms of this Agreement. The amount required to be paid, or “carried”, by Parallel and Capstone shall be an amount equal to fifty percent (50.0%) of the Capital Contributions that would otherwise be required to be made by Feagan under the terms of this Agreement (the “Carried Capital Contribution”). The Carried Capital Contribution provided for in this Section 6.4 shall be allocated between Parallel and Capstone based upon their respective Joint Venture Percentage Interests (with Parallel initially paying for eighty five percent (85%) of such Carried Capital Contribution and Capstone initially paying for the remaining fifteen percent (15%) of such Carried Capital Contribution). The obligation of Parallel and Capstone to fund and pay for the Carried Capital Contribution shall be limited to the first ten million dollars ($10,000,000.00) of capital expenditures made by the Joint Venture in connection with this Agreement.
     6.5 Option to Purchase Additional Interest. Until the close of business on March 31, 2007, Feagan shall have a one-time option to purchase from Parallel and Capstone a five percent (5%) interest in the Joint Venture. If Feagan elects to exercise such option, it shall give written notice thereof to Parallel and Capstone on or before the close of business on March 31, 2007. The total purchase price for such interest shall be equal to the sum of (a) (i) the aggregate Capital Contributions attributable to a five percent (5.0%) ownership interest (the “Option Purchase Price”) in the Joint Venture up to and including the date of exercise of the option, and (ii) an additional five and one-half percent (5.5%) of the Option Purchase Price, less (b) the amount of any distributions made by the Joint Venture to Feagan prior to the date of exercise of the option. The purchase price shall be paid within ten (10) days after Feagan gives notice to Parallel and Capstone of its election to exercise such option. The five percent (5%) ownership interest in the Joint Venture that is subject to the option provided for in this Section 6.5 shall be allocated between Parallel and Capstone based upon their respective Joint Venture Percentage Interests (with Parallel initially being obligated to deliver and convey eighty five percent (85%) of the five percent (5%) interest and Capstone being obligated to deliver and convey the remaining fifteen percent (15%) of the five percent (5%) interest).
     6.6 Voluntary Contributions. No Joint Venturer shall make any Capital Contributions to the Joint Venture except pursuant to a request of the Operator given in accordance with Section 6.3.

ARTICLE 7
ALLOCATIONS AND CAPITAL ACCOUNTS
     7.1 Allocations; Capital Accounts.
     (a) For accounting and federal and state income tax purposes, except as herein otherwise specifically provided, or as may be required by Section 704(c) of the Code and Treasury Regulation section 1.704-1(b)(2)(iv)(f)(4), all costs, expenditures, income, deductions, credits, gains and losses of the Joint Venture shall be allocated to the Joint Venturers in accordance with their respective Joint Venture Percentage Interest. Any item which is stipulated to be an expense of the Joint Venture under the terms of this Agreement or which would be so treated in accordance with generally accepted accounting principles shall be treated as an expense of the Joint Venture for all purposes, whether or not such item is deductible for purposes of computing net income for federal income tax purposes. Neither the allocations referred to in this Section 7.1 nor the utilization of varying tax bases as herein provided shall have any effect whatsoever upon any Joint Venturer’s Joint Venture Percentage Interest.
     (b) Notwithstanding any of the foregoing provisions of this Section 7.1 to the contrary:
     (i) If during any fiscal year of the Joint Venture there is a net increase in Minimum Gain attributable to a Joint Venturer Nonrecourse Debt that gives rise to Joint Venturer Nonrecourse Deductions, each Joint Venturer bearing the economic risk of loss for such Joint Venturer Nonrecourse Debt shall be allocated items of Joint Venture deductions and losses for such year (consisting first of cost recovery or depreciation deductions with respect to property that is subject to such Joint Venturer Nonrecourse Debt and then, if necessary, a pro rata portion of the Joint Venture’s other items of deductions and losses, with any remainder being treated as an increase in Minimum Gain attributable to Joint Venturer Nonrecourse Debt in the subsequent year) equal to such Joint Venturer’s share of Joint Venturer Nonrecourse Deductions, as determined in accordance with applicable Treasury Regulations.
     (ii) If for any fiscal year of the Joint Venture there is a net decrease in Minimum Gain attributable to Joint Venture Nonrecourse Liabilities, each Joint Venturer shall be allocated items of Joint Venture income and gain for such year (consisting first of gain recognized from the disposition of Joint Venture property subject to one or more Joint Venture Nonrecourse Liabilities and then, if necessary, a pro rata portion of the Joint Venture’s other items of income and gain, and then, if necessary, for subsequent years) equal to such Joint Venturer’s share of such net decrease (except to the extent such Joint Venturer’s share of such net decrease is caused by a change in debt structure with such Joint Venturer commencing to bear the economic risk of loss as to all or part of any Joint Venture Nonrecourse Liability or by such Joint Venturer contributing capital to the Joint Venture that the Joint Venture uses to repay a Joint Venture Nonrecourse Liability), as determined in accordance with applicable Treasury Regulations.
     (iii) If for any fiscal year of the Joint Venture there is a net decrease in Minimum Gain attributable to a Joint Venturer Nonrecourse Debt, each Joint Venturer bearing the economic risk of loss for such Joint Venturer Nonrecourse Debt shall be allocated items of Joint Venture income and gain for such year (consisting first of gain recognized from the disposition of Joint Venture property subject to Joint Venturer Nonrecourse Debt, and then, if necessary, a pro rata portion of the Joint Venture’s other items of income and gain, and if necessary, for subsequent years) equal to such Joint Venturer’s share of such net decrease (except to the extent such Joint Venturer’s share of such net decrease is caused by a change in debt structure or by the Joint Venture’s use of capital contributed by such Joint Venturer to repay the Joint Venturer Nonrecourse Debt) as determined in accordance with applicable Treasury Regulations.
     (c) The losses and deductions allocated pursuant to this Article 7 shall not exceed the maximum amount of losses and deductions that can be allocated to a Joint Venturer without causing or increasing a deficit balance in the Joint Venturer’s adjusted capital account. If, at the end of any fiscal year, as a result of the allocations otherwise provided for in this Section 7.1, the adjusted capital account balance of any Joint Venturer shall become negative, items of deduction and loss otherwise allocable to such Joint Venturer for such year, to the extent such items would have caused such negative balance, shall instead be allocated to Joint Venturers having positive adjusted capital account balances remaining at such time in proportion to such balance.
     (d) If a Joint Venturer unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulations section 1.704-1(b)(2)(ii)(d)(4)-(6) that causes or increases a deficit balance in such Joint Venturer’s adjusted capital account, items of Joint Venture income and gain shall be allocated to that Joint Venturer in an amount and manner sufficient to eliminate the deficit balance as quickly as possible.
     (e) The allocations set forth in subsections (b), (c) (last sentence), and (d) (collectively, the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Joint Venturers that, to the extent possible, all Regulatory Allocations that are made be offset either with other Regulatory Allocations or with special allocations pursuant to this Section 7.1(g).

Therefore, notwithstanding any other provisions of this Article 7 (other than the Regulatory Allocations), Parallel shall make such offsetting special allocations in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Joint Venturer’s adjusted capital account balance is, to the extent possible, equal to the adjusted capital account balance such Joint Venturer would have had if the Regulatory Allocations were not part of this Agreement and all Joint Venture items were allocated pursuant to the remaining sections of this Article 7.
     (f) In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income and deductions with respect to any property carried on the books of the Joint Venture at an amount that differs from such property’s adjusted tax basis shall, solely for federal income tax purposes, be allocated among the Joint Venturers in a manner to take into account any variation between the adjusted tax basis of such property to the Joint Venture and such book value. In making such allocations, Parallel shall use the “traditional method with curative allocations” pursuant to Treasury Regulations Section 1-704-3(c).
     (g) All items of income, gain, loss, deduction, and credit allocable to any Joint Venture Percentage Interest that may have been transferred shall be allocated between the transferor and transferee based on the portion of the calendar year during which each was recognized as owning those Joint Venture Percentage Interests, without regard to whether cash distributions were made to the transferor or the transferee during that calendar year; provided, however, that this allocation must be made in accordance with a method permissible under section 706 of the Code and the applicable Treasury Regulations.
     (h) A capital account shall be maintained for each Joint Venturer, which account shall be increased (credited) by (i) the cash and adjusted tax basis of property contributed by it to the Joint Venture (net of liabilities assumed by the Joint Venture and liabilities to which such contributed property is subject), and (ii) the distributive share of net income and gain (including income exempt from tax) allocated to such Joint Venturer, and shall be decreased (debited) by (iii) the cash and the Joint Venture’s adjusted tax basis of property distributed to such Joint Venturer (net of liabilities assumed by such Joint Venturer and liabilities to which such distributed property is subject), (iv) the amount of net loss allocated to such Joint Venturer, and (v) such Joint Venturer’s distributive share of expenditures of the Joint Venture.
ARTICLE 8
DISTRIBUTIONS AND REIMBURSEMENTS
     8.1 Distributions. Distributions of excess cash to the Joint Venturers shall only be made to the Joint Venturers simultaneously in such aggregate amounts and at such times as determined by the Management Committee from time to time. Distributions of cash shall be made to the Joint Venturers in the same manner that items of cost, expenditure, income, gain, loss, deduction and credit are allocated to the Joint Venturers under Section 7.1.
     8.2 Reimbursement of Expenses. The Joint Venture shall pay or reimburse the Joint Venturers all reasonable direct and indirect costs incurred by them in managing and conducting the business and affairs of the Joint Venture, including, without limitation, (i) all costs and expenses incurred in any business of the Joint Venture, (ii) secretarial, telephone, office rent and other office expenses, (iii) salaries and other compensation expenses of employees of any Joint Venturer, (iv) other administrative expenses, (v) travel expenses, (vi) legal and accounting costs and expenses, and (vii) expenses incurred in providing or obtaining such other professional, technical, administrative services and advice as the Management Committee may deem necessary or desirable. The Management Committee shall determine in good faith which expenses are allocable to the Joint Venture in a manner which is fair and reasonable to the Joint Venture.
ARTICLE 9
ACCOUNTING; BOOKS AND RECORDS; TAXES
     9.1 Fiscal Year. The fiscal year of the Joint Venture shall be the calendar year.
     9.2 Location of Records. The books and records of the Joint Venture shall be kept and maintained at the Joint Venture’s office.
     9.3 Books of Account. The books of account for the Joint Venture shall be kept and maintained at the principal place of business of Parallel. The books of account shall be maintained on an accrual basis in accordance with generally accepted accounting principles, consistently applied, and shall show all items of income and expense.
     9.4 Financial Statements. Parallel shall prepare and furnish or cause to be prepared and furnished to the Joint Venturers, within forty (40) days after the close of each fiscal quarter of the Joint Venture, financial statements showing the financial condition and results of operations of the Joint Venture for such fiscal quarter, which statements shall include the balance in each Joint Venturer’s Capital Account, the unpaid balance due under all obligations of the Joint Venture, a statement of profit and loss and all other information, financial or otherwise, as may be necessary for any Joint Venturer to comply with various reporting and disclosure requirements of governmental agencies to which it may be subject, and all other information reasonably requested by a Joint Venturer. Parallel shall cause to be prepared and furnished, at the expense of the Joint Venture, to each of the Joint Venturers within seventy-five (75) days after the end of each fiscal year, financial statements showing the financial condition and results of operations of the Joint Venture as of and for the twelve (12) month period ending on the last day of December of each year, which year-end statements may, at the sole election of Parallel, be audited by such independent registered public accounting firm as Parallel may engage for and on behalf of the Joint Venture and certified by such independent registered public accounting firm as having been prepared in accordance with generally accepted accounting principles consistently applied.
     In addition, Parallel will cause to be prepared and furnished to each Joint Venturer such other accounting and tax information as shall be necessary for the preparation by each Joint Venturer of its income tax returns for each fiscal year.
     9.5 Taxation and Reports.
     (a) Any provision hereof to the contrary notwithstanding, solely for United States federal income tax purposes, each of the Joint Venturers hereby recognizes that the Joint Venture will be subject to all provisions of Subchapter K of Chapter 1 of Subtitle A of the Code; provided, however, the filing of U.S. Partnership Returns of Income shall not be construed to extend the purposes of the Joint Venture or expand the obligations or liabilities of the Joint Venturers. At the request of any Joint Venturer, the Joint Venture shall file an election under Section 754 of the Code.
     (b) Parallel shall prepare or cause to be prepared all federal and state income tax returns and related schedules and statements, and cause to be made all elections, if any, which must be filed on behalf of the Joint Venture with any taxing authority and shall submit such returns and related schedules and statements to all the Joint Venturers for their approval on or about March 15 of each year, and, upon approval thereof by all the Joint Venturers, make timely filing thereof.
     9.6 Governmental Reports and Compliance with Laws.
     (a) The Operator shall be responsible for all reports required of it by state and federal authorities on account of operations related to the System. However, each Joint Venturer shall be and remains solely responsible for all reports and accounts required by state and federal authorities on account of production delivered by it to the System, and for the payment of all royalties, overriding royalties, or payments from production with respect to all production owned by it and delivered to or handled by the System, and Operator shall have no rights or duties in connection therewith.
     (b) The Operator, on behalf of the Joint Venture, shall obtain such permits and approvals from governmental authorities having jurisdiction over the business and affairs of the Joint Venture as may be necessary or advisable to construct and operate the System and to transport Gas.
     (c) The Operator shall at all times comply with all applicable rules, regulations, laws, orders, ordinances, decrees or other matters promulgated or administered by any governmental or quasi-governmental body with jurisdiction over the System or the ownership or operation thereof.
     9.7 Inspection of Facilities and Records. Each Joint Venturer shall have the right at all reasonable times during usual business hours to inspect the facilities of the Joint Venture and to examine, audit and make copies of the books of account and other records of the Joint Venture. Such right may be exercised through any agent or employee of a Joint Venturer designated in writing by it or by an independent public accountant, petroleum engineer, attorney or other consultant designated by such Joint Venturer. Each Joint Venturer shall bear all costs and expenses incurred in any inspection, examination or audit made for such Joint Venturer’s account.
     9.8 Deposit of Funds. The funds of the Joint Venture shall be deposited in a separate account with such banks or other financial institutions as may be designated from time to time by the Management Committee. The Management Committee from time to time shall authorize signatories for such accounts.
     9.9 Tax Matters Partner. Parallel shall act as the “tax matters partner” under Section 6231 of the Code (Parallel, in this Section, being called the “tax matters partner”). The tax matters partner shall promptly notify the Joint Venturers if any tax return or report of the Joint Venture is audited or if any adjustments are proposed by any governmental body. In addition, the tax matters partner shall promptly furnish to the Joint Venturers all notices concerning administrative or judicial proceedings relating to federal income tax matters as required under the Code. During the pendency of any such administrative or judicial proceeding, the tax matters partner shall furnish to the Joint Venturers periodic reports, not less often than monthly, concerning the status of any such proceeding. Without the consent of the Management Committee, the tax matters partner shall not extend the statute of limitations, file suit concerning any tax refund or deficiency relating to any Joint Venture administrative adjustment or enter into any settlement agreement relating to any Joint Venture item of income, gain, loss, deduction or credit for any fiscal year of the Joint Venture.

ARTICLE 10
MANAGEMENT; OPERATOR AND CONDUCT OF OPERATIONS
     10.1 Management of the Joint Venture. The overall management and control of the business and affairs of the Joint Venture shall be vested in the Joint Venturers and, except where herein expressly provided to the contrary, all decisions with respect to the management and control of the Joint Venture shall be made and approved by the Management Committee as provided in Section 10.4 below.
     10.2 Operator. The Operator of the System shall devote such time to the Joint Venture’s business as it deems necessary to manage and supervise the System in an efficient manner. The Operator shall, subject to the control and direction of the Management Committee, be responsible for the implementation of the decisions of and actions approved by the Management Committee, and in general supervise and control the System and perform all duties and exercise all powers as the Management Committee may delegate to the Operator from time to time, subject to the provisions of applicable law, this Agreement and the Construction and Operating Agreement. In addition, and subject to the provisions hereof, the Operator shall have and perform the duties and obligations specified in the Construction and Operating Agreement.
     10.3 Composition of Management Committee. The members of the Management Committee shall consist of one representative appointed by each Joint Venturer. Each Joint Venturer shall designate in writing its representative to serve on the Management Committee. If any representative appointed by a Joint Venturer fails, refuses or is unable to serve on the Management Committee for any reason, then the Joint Venturer that appointed such representative may appoint and designate an alternate representative who shall serve on the Management Committee in place of the previously appointed representative. Any Joint Venturer may at any time, by written notice to each other Joint Venturer, remove its representative on the Management Committee and appoint a new representative.
     10.4 Authority of the Management Committee. Except as otherwise expressly provided in this Agreement, the approval of the Management Committee shall be necessary before any action can be taken by the Joint Venture or any Joint Venturer (including the Operator) on behalf of the Joint Venture. Without limiting the generality of the foregoing, the Management Committee shall approve in advance:
     (a) the design of the System, any Joint Venture Expansion or any segment of the foregoing, and the construction, capital and operating budgets and construction fund schedules for the System, any Joint Venture Expansion or any segment of the foregoing;

     (b) any modification to an approved budget or construction fund schedule provided for in Section 6.2 hereof;
     (c) the establishment of any requirement for Capital Contributions outside the scope and coverage of an approved budget and construction fund schedule as specified in paragraph (a) or paragraph (b) of this Section 10.4;
     (d) a Joint Venture Expansion;
     (e) the transfer by a Joint Venturer of all or any part of its Joint Venture Percentage Interest, other than as permitted without Management Committee or Joint Venturer approval pursuant to Article 12 hereof;
     (f) gas contracts and transportation agreements;
     (g) the timing and amounts of distributions to Joint Venturers pursuant to Section 8.1 hereof;
     (h) engaging in any business other than as contemplated by this Agreement;
     (i) the selection of a successor Operator;
     (j) the sale of all or substantially all of the business and assets of the Joint Venture;
     (k) any modification to the Construction and Operating Agreement; and
     (l) rules of the Management Committee and any amendments or supplements thereto concerning the conduct of the business and affairs of the Joint Venture.
     Notwithstanding anything in this Section 10.4 or elsewhere in this Agreement to the contrary, advance approval of the Management Committee shall not be required for the Operator to make any single expenditure (or series of related expenditures) less than $20,000 during any month. In addition, and notwithstanding anything herein to the contrary, in cases of emergency, the Operator may proceed with required maintenance or repair work when necessary in the Operator’s judgment to keep the System operating or to restore the facilities to operating condition or to minimize damages without prior necessity for submitting same to the Management Committee. In such event, the Operator shall as soon as practicable notify the other Joint Venturers of the existence of occurrence of the emergency, which notice shall set forth the nature of the emergency, the corrective action taken or proposed to be taken, and the estimated cost of such corrective action;

provided that the Operator shall not be required to give such notice when the cost of the corrective action is reasonably estimated to be less than $20,000.
     10.5 Approval Requirements; Limitation on Voting Rights. Except as otherwise expressly provided by this Agreement, the business of the Joint Venture presented at any meeting of the Management Committee shall be decided by a vote of members of the Management Committee representing a majority of the Joint Venture Percentage Interests, plus one other member of the Management Committee. However, any member of the Management Committee representing a Joint Venturer who is in default in the payment of any Capital Contribution required to be made to the Joint Venture in accordance with this Agreement shall not have the right to vote on any matter unless and until such default is remedied. In addition, if an Affiliate of a Joint Venturer also owns a Joint Venture Percentage Interest, such Affiliate shall not be entitled to vote on any matter; provided, however, this limitation on the right to vote shall not apply to any Affiliate of Parallel, Capstone or Feagan. As used in this Section 10.5, “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.
     10.6 Meetings. The Management Committee may hold such meetings at such place and at such time as it may determine. No notice shall be required of a regular meeting if the time and place of such meetings are fixed by the Management Committee. Notice of a special meeting shall be served not less than twenty-four (24) hours before the date and time fixed for such meeting by confirmed facsimile or other written communication or not less than three (3) days prior to such meeting if notice is provided by overnight delivery service. A special meeting of the Management Committee may be called by any Joint Venturer. Any member of the Management Committee may participate in a meeting by conference telephone or similar communications equipment. Any action required or permitted to be taken by the Management Committee may be taken without a meeting if such action is evidenced in writing and signed by the same number of members of the Management Committee required for a valid act of the Management Committee as set forth herein.
     10.7 Appointment of Operator; Construction and Operation of the System. The Joint Venturers have selected and designated Feagan as Operator of the System in accordance with the terms and conditions herein and in the Construction and Operating Agreement.
     10.8 Conduct of Operations. The Operator shall conduct all operations in a careful, diligent, prudent and workmanlike manner, but the Operator shall never be liable to any party for any acts done or omitted in good faith in the performance of any of the provisions of this Agreement, except for acts or omissions resulting from Operator’s gross negligence, willful misconduct, breach of fiduciary duty or breach of this Agreement.
     10.9 Expenses. Subject to the provisions hereof, the Operator shall purchase or cause to be purchased for the Joint Venture necessary materials and supplies and incur such expenses and enter into necessary commitments, including, but not limited to,
     (a) contracts for any approved additions to and replacements for the System,
     (b) contracts for power, fuel, other utilities and communications facilities as may be necessary in connection with the proper operation and maintenance of same; and
     (c) contracts for gathering of Gas for and through the System and the downstream redelivery or resale thereof.
     10.10 Personnel. Subject to the provisions hereof, the Operator shall employ such personnel as may be necessary to efficiently operate and maintain the System, all of which persons shall either be employees of the Operator or an affiliate of the Operator or independent contractors. To the extent possible, the Operator shall utilize its own employees or those of its affiliates; provided, however, that the Operator may engage the services of such independent contractors as may be necessary to carry out the terms hereof.
     10.11 Discharge of Expenses. Subject to the provisions hereof, the Operator shall promptly pay and discharge, or cause the Joint Venture to promptly pay and discharge, all expenses, costs and liabilities incurred in operating and maintaining the System, and shall be fully responsible for any liens or other encumbrances which the Operator causes or allows to be affixed or assessed against the said property and shall fully satisfy same (other than liens and encumbrances approved in advance by the Management Committee).
     10.12 Ad Valorem Taxes. The Operator shall render, or cause the Joint Venture to render, for ad valorem tax purposes, all real or personal property jointly owned hereunder, or such part thereof as may be under existing laws or may become under future laws subject to ad valorem taxation, and shall pay, or cause the Joint Venture to pay, all such taxes at the time and in the manner required by law. All taxes so paid by the Operator or the Joint Venture shall be charged to the Joint Venturers according to their respective Joint Venture Percentage Interests at the time of assessment.
     10.13 Rights of Way. The Operator shall acquire in the name of the Joint Venture the necessary rights-of-way, easements and permits required for the ownership and operation of the System and any other facilities comprising a portion thereof. To the extent possible, all such rights-of-way, easements and permits shall be acquired in such form as may allow assignment to the Joint Venturers. The costs of such rights-of-way, easements and permits shall be charged to the account of each of the Joint Venturers in accordance with their respective Joint Venture Percentage Interests. To the extent that any Joint Venturer (or their affiliates) has or owns rights of way, easements or other permits associated with the Project Area which may be assigned to or held on behalf of the Joint Venture such as would assist the Joint Venture in constructing, owning and operating the System, such Joint Venturer shall use its best efforts to transfer such rights to the Joint Venture and shall be reimbursed by the Joint Venture for any direct costs related thereto.
     10.14 Removal and Replacement of Operator. In addition to, but separate and apart from, the right of a Non-Defaulting Party (as defined in Section 13.4(a) hereof) to remove the Operator as a Joint Venturer from the Joint Venture pursuant to the provisions of Section 13.4 hereof, the Operator may be removed from the office of Operator (without being removed as a Joint Venturer) after written notice thereof to the Operator by any Joint Venturer in accordance with Section 9.2 of the Construction and Operating Agreement. If the Operator is removed from the office of Operator, the Management Committee (excluding the Operator) shall select a successor Operator.
ARTICLE 11
LIABILITY AND INDEMNIFICATION OF JOINT VENTURERS; INSURANCE
     11.1 Limitation of Liability of Joint Venturers. The Joint Venturers, the Management Committee, the members of the Management Committee and their respective affiliates, and their partners, officers, directors, employees and agents, shall not be liable, responsible or accountable in damages or otherwise to the Joint Venture or the other Joint Venturers for any acts or omissions that do not constitute recklessness, gross negligence, willful misconduct, a breach of fiduciary duty or a breach of the express terms of this Agreement, and the Joint Venture shall indemnify and save harmless the Joint Venturers, the Management Committee and the members of the Management Committee and their respective affiliates, and their partners, officers, directors, employees and agents (individually, “Indemnitee”) from all liabilities for which indemnification is not prohibited by the TGPL. Any act or omission performed or omitted by an Indemnitee on advice of legal counsel or a qualified independent consultant who has been employed or retained by the Joint Venture shall be presumed to have been performed or omitted in good faith without gross negligence or willful misconduct. THE PARTIES RECOGNIZE THAT THIS PROVISION SHALL RELIEVE ANY SUCH INDEMNITEE FROM ANY AND ALL LIABILITIES, OBLIGATIONS, DUTIES, CLAIMS, ACCOUNTS AND CAUSES OF ACTION WHATSOEVER ARISING OR TO ARISE OUT OF ANY ORDINARY NEGLIGENCE BY ANY SUCH

INDEMNITEE, AND SUCH INDEMNITEE SHALL BE ENTITLED TO INDEMNIFICATION FROM ACTS OR OMISSIONS THAT MAY CONSTITUTE ORDINARY NEGLIGENCE.
     11.2 Insurance.
     (a) The Operator shall, either in its own name and for the benefit of all Joint Venturers or in the name of the Joint Venture, secure and maintain in force the policies of insurance covering the System as set out in Exhibit “D” hereto, or as may otherwise be authorized and directed by the Management Committee from time to time. The premiums for all such insurance so carried shall be paid by the Operator or the Joint Venture, as the case may be, and charged to the Joint Venturers in accordance with their respective Joint Venture Percentage Interests. Such insurance shall name each Joint Venturer as an additional assured.
     (b) Notwithstanding the foregoing, each Joint Venturer, at its own expense, shall have the right to obtain and maintain for its own account and without naming any other party as an insured, during the term of this Agreement, insurance to protect such Joint Venturer from claims. Such insurance may be for such coverages and in such amounts as each Joint Venturer shall determine.
     11.3 Claims. The administrative responsibility for handling claims, whether or not covered by insurance carried by the Operator or the Joint Venture, and the administrative responsibility for handling litigation, including the employment of attorneys for the System, shall, but only with the unanimous concurrence of the Joint Venturers parties hereto, belong to the Operator; provided, however, that any Joint Venturer may have counsel of its own choice to defend its own interest. Each Joint Venturer who receives any claim or demand shall promptly give notice of same to the Operator and provide the Operator full and complete information with respect thereto. The Operator shall promptly give each other Joint Venturer written notice of any such claim or demand. The Operator may not settle any losses, damages and claims, whether or not covered by insurance, without the prior written consent of all Joint Venturers.
     All costs of handling, settling or otherwise discharging such claim or suit shall be charged to the Joint Venturers according to their respective Joint Venture Percentage Interests. The Operator shall at any time requested furnish any Joint Venturer with full information concerning the kind, character and amounts of insurance carried. The Operator shall promptly notify the Joint Venturers of any loss, damage or claim not covered by insurance carried by the Operator or the Joint Venture and of any loss, damage or claim that might be considered or assumed to be in excess of the insurance coverage provided by the Operator or the Joint Venture for the benefit of the Joint Venturers.

     11.4 Contractors and Subcontractors. The Operator shall require its contractors and subcontractors conducting operations on the System to carry insurance of the types set out above and in the amounts applicable to the contractor’s and subcontractor’s operations, and such other insurance in amounts deemed adequate by the Operator for any particular contract. The Operator shall require all contractors employed as provided herein, insofar as possible, to indemnify and hold the Operator and the other Joint Venturers hereto harmless from and against all claims, demands or causes of action arising out of the performance of contractor’s work.
ARTICLE 12
ASSIGNMENTS
     12.1 Limitation of Right to Transfer Joint Venturers’ Interests. Each Joint Venturer may sell, assign or otherwise transfer in any manner all or any part of its Joint Venture Percentage Interest in the Joint Venture and in this Agreement without the consent of the Management Committee or the other Joint Venturers, but the other Joint Venturers shall have a right, but not the obligation, to sell, assign or transfer a like percentage of their respective Joint Venture Percentage Interests on the same terms which the transferring Joint Venturer proposes to sell, assign or otherwise transfer; provided, however, a merger, consolidation, reorganization or other acquisition of a Joint Venturer shall not be deemed to be a sale, assignment or transfer of a Joint Venture Percentage Interest for purposes of this Section 12.1. In such event, the transferring Joint Venturer shall promptly give written notice to the other Joint Venturers of its desire to sell, assign or otherwise transfer its Joint Venture Percentage Interest, furnishing full information concerning the proposed sale, assignment or transfer, including the name and address of the prospective transferee (who shall be ready, willing and able to comply with all terms of the proposed sale, assignment or transfer), the purchase price and other consideration, and all terms of the offer made by the prospective transferee. Each non-transferring Joint Venturer shall then have an optional prior right, for a period of fifteen (15) days after its receipt of notice from the transferring Joint Venturer, to accept in writing and sell, assign or transfer a like percentage of its Joint Venture Percentage Interest upon the same terms and conditions which the transferring Joint Venturer proposes to sell, assign or otherwise transfer its Joint Venture Percentage Interest. Upon completion of the sale, assignment or transfer of a Joint Venturer’s Joint Venture Percentage Interest pursuant to this Section 12.1, the transferee shall be admitted as a Joint Venturer. Notwithstanding any other provision of this Section 12.1, no Joint Venture Percentage Interest or other interest in the profits and losses of the Joint Venture may be transferred if such transfer would result in the Joint Venture or any Joint Venturer becoming subject to the Public Utility Holding Company Act of 1935. In addition, and notwithstanding anything herein to the contrary, the provisions of this Section 12.1 shall not apply to the transfer or pledge of an interest in the Joint Venture made pursuant to Section 12.2 below.

     12.2 Permitted Transfers by Joint Venturers. Subject to the penultimate sentence of Section 12.1, nothing in this Agreement shall prevent or require the consent of any Joint Venturer for:
     (a) the transfer at any time by any Joint Venturer of all its right, title and interest in the Joint Venture (including indebtedness thereof) and in this Agreement if all of such right, title and interest is transferred to another Person by merger, reorganization, consolidation or sale of all or substantially all of its assets, or a sale or transfer of the stock or other voting securities of such Joint Venturer, or the sale or transfer of the interest in the Joint Venture to a subsidiary or parent company, or a subsidiary of a parent company, or to any company in which the transferring Joint Venturer (or an affiliate) owns a majority of the voting securities; provided that the transferee assumes by operation of law or express agreement with the Joint Venture (in form and substance reasonably satisfactory to the other Joint Venturers) all of the obligations of the transferor under this Agreement and that no such transfer (other than pursuant to a merger, reorganization, consolidation or other combination wherein all obligations and liabilities of the Joint Venturer are assumed by the successor by operation of law) shall relieve the transferor of its obligations under this Agreement without the written approval of the other Joint Venturers, and provided, further, that upon such transfer the transferee shall be admitted as a Joint Venturer in substitution of the Joint Venturer which was the transferor; or
     (b) an assignment, pledge or other transfer at any time creating a security interest (and any transfer made in foreclosure or other enforcement of such security interest) in all or any portion of a Joint Venturer’s interest in or distributions from the Joint Venture (as opposed to a pledge or mortgage of Joint Venture property) under any pledge or other security agreement created by any Joint Venturer; provided, however, that such assignee, pledgee, or secured party (i) shall hold the same subject to all the terms of this Agreement and (ii) shall not have any voice in the management of the Joint Venture as a result of any such assignment, pledge or other transfer.
     12.3 Effect of Permitted Transfers. No assignment, pledge or other transfer pursuant to Section 12.2 shall give rise to a right in any Joint Venturer to wind up the Joint Venture. Except as provided in Section 12.1 and in Section 12.2(a), no assignment, pledge or other transfer shall give rise to a right in any transferee to become a Joint Venturer in the Joint Venture, unless approved by the Management Committee.
     12.4 Effects of Prohibited Transfers. Any transfer or attempted transfer of an interest in the Joint Venture by a Joint Venturer in violation of the terms of this Agreement shall be void ab initio and shall not bind or be recognized by the Joint Venture or the Joint Venturers.

ARTICLE 13
TERM; TERMINATION AND WINDING UP
     13.1 Term. The Joint Venture shall be in effect for a term beginning on the date of this Agreement and shall continue until terminated and wound up in accordance with the provisions hereof. All provisions of this Agreement relative to termination and winding up shall be cumulative; that is, the exercise or use of one of the provisions hereof shall not, unless the context requires, preclude the exercise or use of any other provision hereof.
     13.2 Voluntary Withdrawal of a Joint Venturer. Any Joint Venturer shall have the right to withdraw from the Joint Venture on the last day of any fiscal year of the Joint Venture by giving the other Joint Venturers written notice of intent to withdraw. Such notice shall be given not less than 60 days prior to the last day of any fiscal year.
     13.3 Automatic Termination.
(a)	If any of the following shall occur:
(1)	the Joint Venturers agree unanimously in writing to terminate and wind up the Joint Venture; or

(2)	an event which makes it unlawful for the business of the Joint Venture to be carried on; or

(3)	the sale or abandonment of all or substantially all of the Joint Venture’s business and assets; or

(4)	the tenth anniversary of the date of this Agreement;
then the Joint Venture and its business shall be promptly wound up, terminated and liquidated.
(b)	If any of the following events of withdrawal shall occur:
(1)	the voluntary withdrawal of a Joint Venturer in accordance with Section 13.2; or

(2)	the commencement by any Joint Venturer of a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar law, or the consent by any Joint Venturer to, or acquiescence in, the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of said Joint Venturer or for all or any substantial part of its property or its interest in the Joint Venture (the term “acquiescence” being deemed to include, but not limited to, the failure to file a petition or motion to vacate or discharge any order, judgment or decree providing for such appointment within ten (10) days after the appointment); or

(3)	the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of any Joint Venturer in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency, or other similar law, or appointing a receiver, liquidator, assignee, custodian trustee, sequestrator (or similar official) of the Joint Venturer or for any substantial part of its property or its interest in the Joint Venture, or ordering the winding up or liquidation of the affairs of said Joint Venturer, and said Joint Venturer shall acquiesce in the entry of such decree or order (the term “acquiesce” being deemed to include, but not limited to, the failure to file a petition or motion to vacate such order or decree within ten (10) days of the entry thereof) or any such order or decree shall continue unstayed and unvacated for a period of sixty (60) consecutive days from the date of entry thereof; or

(4)	the failure or inability of any Joint Venturer generally to pay its debts as such debts become due; or

(5)	any Joint Venturer shall give notice to any governmental body of insolvency or pending insolvency, or suspension or pending suspension of operations; or

(6)	any Joint Venturer shall make an assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors; or

(7)	any Joint Venturer shall sell or otherwise dispose of all or substantially all of its assets (other than by reason of a transaction described in Section 12.2(a)); or

(8)	any Joint Venturer shall take any action in furtherance or confirmation of the events mentioned in (2) through (7) above; or

(9)	the death of any Joint Venturer; or

(10)	the removal of a Joint Venturer from the Joint Venture in accordance with Section 13.4, then the Joint Venture and its business shall be promptly wound up, terminated and liquidated and:
(i)	the Joint Venturer as to whom an event described above has occurred (the “Withdrawing Party”) shall immediately cease to be a Joint Venturer; and

(ii)	the Joint Venture and its business shall be wound up and terminated, unless the remaining Joint Venturers (the “Non-Withdrawing Parties”) shall elect unanimously in writing to continue the business of the Joint Venture.
     13.4 Removal for Default.
     (a) If any Joint Venturer fails to observe or perform any of its obligations, covenants or agreements hereunder or set forth herein, then in such event, any other Joint Venturer (“Non-Defaulting Party”) shall have the right to give such party (“Defaulting Party”) a notice of default (“Notice of Default”). The Notice of Default shall set forth the nature of the obligation which the Defaulting Party has not observed or performed.
     (b) If within the thirty (30) day period following receipt of the Notice of Default, the Defaulting Party in good faith commences to perform such obligation and cure such default and thereafter prosecutes to completion with diligence and continuity the curing thereof and cures such default within a reasonable time, it shall be deemed that the Notice of Default was not given and the Defaulting Party shall lose no rights hereunder. If, within such thirty (30) day period, the Defaulting Party does not commence in good faith the curing of such default or does not thereafter prosecute to completion with diligence and continuity the curing thereof, any Non-Defaulting Party shall have the right to remove the Defaulting Party from the Joint Venture by giving the Defaulting Party and all other Joint Venturers written notice thereof.

     (c) The foregoing cure provisions of this Section 13.4 shall not apply to any default with respect to the payment of any sums of money by or to any Joint Venturer, which sums of money shall be paid within thirty (30) days after receipt of a Notice of Default with respect thereto. If such sums are not so paid within such thirty (30) day period, any Non-Defaulting Party shall have the right to remove the Defaulting Party from the Joint Venture by giving the Defaulting Party and all other Joint Venturers written notice thereof.
     13.5 Remedies of Non-Withdrawing Party.
     (a) If the Non-Withdrawing Parties continue the business of the Joint Venture as contemplated by Section 13.3(b)(ii) hereof, they shall promptly institute the procedures set forth in Section 13.6 hereof (the “Buy-Sell Procedures”).
     (b) The rights of a Non-Withdrawing Party under this Article 13 shall not be the exclusive remedies of the Non-Withdrawing Party, except in the case of a voluntary termination under Section 13.2, but shall be in addition to all other rights and remedies, if any, available to the Non-Withdrawing Party at law or in equity.
     13.6 Buy-Sell Procedures.
     (a) Upon the event specified in Section 13.5(a), the Non-Withdrawing Party(s) shall give written notice of the institution of the Buy-Sell Procedures to the Withdrawing Party within thirty (30) days after the event specified in Section 13.3(b). Within thirty (30) days after receipt of such notice, the Withdrawing Party shall deliver to each Non-Withdrawing Party an offer (“Offer”) in writing, stating the cash purchase price under which the Withdrawing Party is willing to purchase the interest in the Joint Venture of each Non-Withdrawing Party. Such price shall be stated in terms of the price attributable to 100% of the Joint Venture. The Non-Withdrawing Party(s) then shall be obligated either to elect:
(1)	to purchase the interest of the Withdrawing Party in the Joint Venture for cash at a price equal to the 100% price stated in the Offer multiplied by the Withdrawing Party’s Joint Venture Percentage Interest (in the event that more than one Non-Withdrawing Party elects to purchase the interest of a Withdrawing Party hereunder, then each Non-Withdrawing Party so electing shall purchase a fraction of the Withdrawing Party’s Joint Venture ownership interest equal to that Non-Withdrawing Party’s interest in the Joint Venture divided by the interest of all Non-Withdrawing Parties in the Joint Venture electing to purchase the interest of the Withdrawing Party); or

(2)	to sell to the Withdrawing Party the interest of the Non-Withdrawing Party in the Joint Venture for cash at a price equal to the 100% price stated in the Offer multiplied by the Non-Withdrawing Party’s Joint Venture Percentage Interest.
The Non-Withdrawing Parties shall exchange written notices with all other Non-Withdrawing Parties of such election within thirty (30) days after receipt of the Offer. After receipt of any notice from another Non-Withdrawing Party, a Non-Withdrawing Party may change its election but must notify all other Non-Withdrawing Parties in writing of its change prior to notifying the Withdrawing Party. After final notification to all other Non-Withdrawing Parties, but not later than one hundred eighty (180) days after receipt of the Offer, a Non-Withdrawing Party shall give written notice of its election to the Withdrawing Party. Failure of the Non-Withdrawing Party to give all Non-Withdrawing and Withdrawing Parties notice that the Non-Withdrawing Party has elected under Subsection (1) above shall be conclusively deemed to be an election under Subsection (2) above.
     (b) The closing of a purchase pursuant hereto shall be held at a mutually acceptable place on a mutually acceptable date not more than thirty (30) days after receipt by the Withdrawing Party of the written notice of all Non-Withdrawing Parties’ election under Section 13.6(a) hereof. At such closing, the selling party shall assign to the purchasing party the interest in the Joint Venture so sold free and clear of all liens, claims, and encumbrances and, at the request of the purchasing party, in order to properly set forth the record title to the assets of the Joint Venture, shall convey and transfer to the purchasing party, with covenants of special warranty, an undivided percentage interest in the assets of the Joint Venture owned by it and execute all other documents that may be necessary to effectuate the purpose of this Agreement and the purchasing party shall pay the purchase price therefor in cash or by a cashier’s or certified check from a bank acceptable to the selling party. The purchasing party shall assume the obligations of the selling party under this Agreement and under the Joint Venture. As a condition for purchase, the seller may demand, and shall be entitled, to be indemnified by the Joint Venture from and against any and all obligations, costs, or expense relating to or arising under any financing agreement to which the Joint Venture is a party.
     (c) If the Withdrawing Party fails to make an Offer pursuant to Section 13.6(a) hereof, or if either the Withdrawing Party or Non-Withdrawing Party elects pursuant to Section 13.6(a), but thereafter does not close the purchase of such interest pursuant hereto, then the party so failing shall be deemed to be a non-performing party (“Non-Performing Party”) and the other party (“Electing Party”), in addition to its other rights and remedies, may (1) continue the Joint Venture, (2) purchase the interest in the Joint Venture of the Non-Performing Party at the purchase price determined by multiplying the Non-Performing Party’s Joint Venture Percentage Interest by the purchase price attributable to 100% of the Joint Venture as set forth in the Offer (if one was so made), or (3) purchase the interest in the Joint Venture of the Non-Performing Party pursuant to Section 13.7.
     13.7 Appraisal Procedure.
     (a) If an election is made under Section 13.6(c) to proceed under this Section 13.7 to purchase the interest of the Non-Performing Party in and to the Joint Venture at the Appraised Value (hereinafter defined) thereof, the Electing Party shall give the Non-Performing Party written notice thereof within thirty (30) days after such default, and in such notice shall designate the first appraiser (“First Appraiser”).
     (b) Within fifteen (15) days after the service of notice referred to in Section 13.7(a) hereof, the Non-Performing Party shall give written notice to the Electing Party designating the second appraiser (“Second Appraiser”). If the Non-Performing Party fails to designate the Second Appraiser within ten (10) days, then the Electing Party shall designate the Second Appraiser. The First and Second Appraisers so designated shall meet within ten (10) days after the Second Appraiser is appointed and if, within thirty (30) days after the Second Appraiser is appointed, the First and Second Appraisers do not agree upon Appraised Value, they shall, within fifteen (15) days, appoint a third appraiser (“Third Appraiser”). In the event of the failure or inability of the First and Second Appraisers to appoint a Third Appraiser within such fifteen (15) day period, then the Electing Party shall designate the Third Appraiser. In the event of the failure, refusal or inability of any appraiser to act, a new appraiser shall be appointed in his stead, which appointment shall be made by the party that initially designated such appraiser so failing, refusing or being unable to act. Each party shall pay an equal share of the fees and expenses of the appraisers. Any appraiser designated to serve in accordance with the provisions of this Agreement shall be disinterested and shall be qualified to appraise property of the type owned by the Joint Venture.
     (c) The appraisers shall determine the value of one hundred percent (100%) of the Joint Venture, which shall be the amount by which the fair market value, at the time such appraisal is made, of all the assets of the Joint Venture exceeds all liabilities of the Joint Venture, including, but not limited to, liabilities for the repayment of all loans to the Joint Venture (“Appraised Value”). If the First Appraiser and the Second Appraiser do

not agree upon the Appraised Value within the thirty (30) day period set forth above, the Third Appraiser shall determine the Appraised Value of the Joint Venture within thirty (30) days after his appointment. In such event, the Appraised Value of the Joint Venture for purposes of this Agreement shall be the value determined by the First Appraiser or the Second Appraiser which is closest to the Appraised Value determined by the Third Appraiser; provided, however, that if the Appraised Values of the First and Second Appraisers differ from the Appraised Value established by the Third Appraiser by the same amount, the Appraised Value established by the Third Appraiser shall be the Appraised Value of the Joint Venture for purposes of this Agreement. After reaching a decision, the appraisers shall give written notice thereof to all the Joint Venturers.
     (d) The Electing Party may purchase the Non-Performing Party’s interest in the Joint Venture for a cash price equal to the Appraised Value multiplied by the Joint Venture Percentage Interest of the Non-Performing Party. The closing of such purchase shall occur at a mutually acceptable time within thirty (30) days after notice of the decision of the appraisers has been delivered to the Joint Venturers, and otherwise shall be conducted in accordance with Section 13.6(b) hereof.
     (e) If the appraisers fail to reach a decision within ninety (90) days after the appointment of the Third Appraiser, the Electing Party shall have the right to withdraw its election to purchase the Withdrawing Party’s interest in the Joint Venture pursuant to this Section 13.7.
     13.8 Termination and Winding Up.
     (a) As expeditiously as possible following the occurrence of an event giving rise to a termination and winding up of the Joint Venture pursuant to the terms hereof, the Management Committee shall designate a “Liquidating Trustee” who shall promptly proceed to wind up and terminate the business and affairs of the Joint Venture. Subject to the direction and control of the Management Committee, the Liquidating Trustee shall have such powers as may be necessary during the period of winding up to continue operating the System in the normal course to the extent appropriate for the purpose of winding up the business and affairs of the Joint Venture and liquidating the assets thereof in an orderly manner, but the Joint Venture shall not engage in any new business during the period of winding up. In winding up the Joint Venture, the Liquidating Trustee shall distribute the assets of the Joint Venture as described below:
(i)	debts of the Joint Venture, other than to the Joint Venturers, shall be paid (or adequate provision shall be made for the payment thereof); then
(ii)	debts owed by the Joint Venture to the Joint Venturers shall be paid; then

(iii)	all remaining assets of the Joint Venture shall be distributed to the Joint Venturers as follows:
(1)	all cash on hand representing unexpended Capital Contributions by any Joint Venturer shall be returned to the contributor, then

(2)	the Liquidating Trustee may sell any or all Joint Venture property and any resulting gain or loss from each sale shall be computed and allocated to the capital accounts of the Joint Venturers as provided in Section 7.1;

(3)	with respect to all Joint Venture property that has not been sold, the fair market value of that property shall be determined and the capital accounts of the Joint Venturers shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the capital accounts previously would be allocated among the Joint Venturers under Section 7.1 if there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and

(4)	Joint Venture property shall be distributed among the Joint Venturers in the amounts specified in Section 8.1.
All distributions in kind to the Joint Venturers shall be valued for purposes of determining each Joint Venturer’s interest therein at its fair market value at the time of such distribution, and such distributions shall be made subject to the liability of each distributee for costs, expenses, and liabilities theretofore incurred or for which the Joint Venture has committed prior to the date of termination, and those costs, expenses, and liabilities shall be allocated to the distributee pursuant to this Section 13.8. It is intended that the foregoing distributions to each Joint Venturer will be equal to each Joint Venturer’s respective positive capital account balance as determined after giving effect to the foregoing adjustments and to all adjustments attributable to allocations of items of income, gain, loss and deduction realized by the Joint Venture during the taxable year in question and all adjustments attributable to contributions and distributions of money and property effected prior to such distribution. To the extent that any such Joint Venturer’s positive capital account balance does not correspond to such distribution, the allocations provided for in Section 7.1 shall be adjusted, to the least extent necessary, to produce a capital account balance for the Joint Venturer which corresponds to the amount of such distribution. Any distribution to the Joint Venturers in liquidation of the Joint Venture shall be made by the later of the end of the taxable year in which the liquidation occurs or 90 days after the date of such liquidation. For purposes of the preceding sentence, the term “liquidation” shall have the same meaning as set forth in Treasury Regulation §1.704-1(b)(2)(ii). The distribution of cash and/or property to a Joint Venturer in accordance with the provisions of this Section 13.8 constitutes a complete return to the Joint Venturer of its Capital Contribution and a complete distribution to the Joint Venturers of its Joint Venture Percentage Interest and all the Joint Venture’s property and constitutes a compromise to which all Joint Venturers have consented. To the extent that a Joint Venturer returns funds to the Joint Venture, it has no claim against any other Joint Venturer for those funds.
     (b) Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of law to the contrary, no Joint Venturer shall be obligated to restore a deficit balance in its capital account at any time.
     (c) All assignments under this Section 13.8 shall be by special warranty. Such assignments shall be made subject to the liability of each assignee for costs, expenses and liabilities theretofore incurred or for which a commitment has been made by the Joint Venture prior to the date of termination, and such costs, expenses and liabilities shall be allocated to such assignee pursuant to this Agreement.
     13.9 Effect of Termination or Withdrawal. No termination of the Joint Venture shall relieve a Joint Venturer from any obligation accruing or accrued to the date of such termination or deprive a Joint Venturer not in default hereunder of any remedy otherwise available to it. Withdrawal by a Joint Venturer pursuant to Section 13.3(b) shall terminate such Withdrawing Joint Venturer’s status as a Joint Venturer, forfeit its voting rights in Joint Venture affairs and terminate its representation on the Management Committee. In addition, a Joint Venturer’s withdrawal shall not affect any obligations or liabilities incurred by such Joint Venturer prior to withdrawal, nor shall such withdrawal affect any other Joint Venturer’s right to seek damages that it may have incurred as a result of such withdrawal.
ARTICLE 14
SALVAGE
     14.1 Abandonment. It is agreed that, upon abandonment of the System or any portion thereof, the cost of the salvage of the line so abandoned shall be borne by the Joint Venturers in accordance with their respective Joint Venture Percentage Interests. Credits derived from salvaged material shall be distributed to the Joint Venturers in accordance with their respective Joint Venture Percentage Interests. If the cost of salvage is more than the credits possible of being received therefrom, salvage operations shall be limited to those required by the governmental regulations then in effect and applicable to the System.

ARTICLE 15
CONFIDENTIALITY
     15.1 Confidentiality. Except as may be required or advisable under applicable law or valid subpoena or other lawful process or other regulatory requirements, each Joint Venturer agrees that it will (consistent with its reasonable practices and procedures adopted in good faith for handling confidential information) keep confidential all Joint Venture information relating to the Joint Venture’s properties and assets, and the Joint Venture’s financial information, and will not disclose any such information to any Person whatsoever (other than such Joint Venturer’s officers, directors, employees, beneficial owners, attorneys, accountants, advisors or potential transferees (provided each of such Persons is informed of the confidential nature of such information) or to another Joint Venturer and its representatives); provided, however, that the foregoing covenant of each Joint Venturer shall not apply to any information that (a) was or becomes generally available to the public other than as a result of disclosure by such Joint Venturer, (b) becomes available to such Joint Venturer from a source other than the Joint Venture, provided that such source is not (to the knowledge of such Joint Venturer) bound by a confidentiality agreement with the Joint Venture, (c) such Joint Venturer can establish was within its possession prior to it being furnished to such Joint Venturer by or on behalf of the Joint Venture, provided that the source of such information was not (to the knowledge of such Joint Venturer) bound by a confidentiality agreement with the Joint Venture in respect thereof, or (d) is necessary to be made in connection with any financing or investment activity permitted by this Agreement.
ARTICLE 16
MISCELLANEOUS
     16.1 Notice. Any notice, request or other communication required by this Agreement shall be in writing and shall be deemed to have been given on the third day following the day of mailing, if the same shall be mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to:
     (a) each Joint Venturer at the address designated from time to time by such Joint Venturer by written notice to the Joint Venture, and
     (b) the Joint Venture at its principal office specified in Section 3.2 or such other address as may be designated from time to time by written notice to each of the Joint Venturers.
     Until changed by notice pursuant hereto, the address of each party for purposes of this Agreement is as follows:

Parallel Petroleum Corporation
1004 N. Big Spring, Suite 400
Midland, Texas 79701
Attn: John S. Rutherford
Feagan Gathering Company
130 Spring Park Drive, Suite 105
Midland, Texas 79705
Attn: Joe Feagan
Capstone Oil & Gas Company, L.P.
P.O. Box 10187
Midland, Texas 79702
Attn: Dale Douglas
     16.2 Further Assurance. Each of the Joint Venturers agrees to execute and deliver all such other and additional instruments and documents and to do such other acts and things as may be reasonably necessary to effectuate this Agreement and the Joint Venture created thereby and to carry on the business of the Joint Venture in accordance with this Agreement.
     16.3 Amendment This Agreement may be amended, supplemented or restated only with the written consent of all the Joint Venturers.
     16.4 Waiver. No waiver by any Joint Venturer or any default by any other Joint Venturer in the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner release the other Joint Venturers from performance of any other provision, condition or requirement herein; nor deemed to be a waiver of, or in any manner a release of the other Joint Venturers from future performance of the same provision, condition or requirement. Any delay or omission of any Joint Venturer to exercise any right hereunder shall not impair the exercise of any such right, or any like right, accruing to it thereafter. No waiver of a right created by this Agreement by one Joint Venturer shall constitute a waiver of such right by the other Joint Venturers except as may otherwise be hereto.
     16.5 Exhibits. The exhibits, annexes and schedules attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits, annexes and schedules and the provisions of this Agreement, the provisions of this Agreement shall prevail; provided, however, the fact that any term, condition or covenant contained in such exhibits, annexes and schedules is not contained herein shall not be, or be deemed to be, a conflict. All capitalized terms used in such exhibits, annexes and schedules, but not defined therein, shall have the same meanings as given to such terms in this Agreement.
     16.6 Applicable Laws. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas.
     16.7 Counterparts This Agreement may be executed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
     16.8 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
     16.9 Entirety. As to matters covered by this Agreement, this Agreement constitutes the entire agreement of the parties hereto and is the complete and final expression of such agreement.
     16.10 Severability. If one or more of the provisions contained herein shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.
     16.11 Binding Effect; Joinder of Additional Parties. Subject to the restrictions on dispositions and transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the Joint Venturers parties hereto, as well as their respective heirs, legal representatives, successors and assigns.
     16.12 Third Party Beneficiaries. Except as otherwise provided in Article 11, it is the intent of the Joint Venturers parties hereto that no third-party beneficiary rights be created or deemed to exist in favor of any Person not a party to this Agreement, unless otherwise expressly agreed to in writing by the Joint Venturers.
ARTICLE 17
ARBITRATION
     17.1 General. The Joint Venturers acknowledge and agree that any claim or controversy arising out of or relating to this Agreement, or the breach of this Agreement, or any other dispute arising out of or relating to the relationships among the Joint Venturers, shall be settled by final and binding arbitration in the City of Midland, Texas in accordance with the Expedited Procedures and Commercial Arbitration Rules of the American Arbitration Association in effect on the date the claim or controversy arises.
     17.2 Procedures. Any arbitration called for by this Article 17 shall be conducted in accordance with the following procedures:

     (a) The Joint Venture or any Joint Venturer (the “Requesting Party”) may demand arbitration at any time by giving written notice of such demand (the “Demand Notice”) to all other Joint Venturers and (if the Requesting Party is not the Joint Venture) to the Joint Venture, which Demand Notice shall describe in reasonable detail the nature of the claim, dispute or controversy.
     (b) Within 15 days after the giving of a Demand Notice, the Requesting Party, on the one hand, and each of the other Joint Venturers and/or the Joint Venture against whom the claim has been made or with respect to which a dispute has arisen (collectively, the “Responding Party”), on the other hand, shall together select and designate in writing to the other party one reputable, disinterested individual (a “Qualified Individual”), willing to act as an arbitrator of the claim, dispute or controversy in question. Each of the Requesting Party and the Responding Party shall use their best efforts to select an arbitrator licensed to practice law in the State of Texas and having no affiliation with any of the parties as their respective Qualified Individual. Within 15 days after the foregoing selections have been made, the arbitrators so selected shall jointly select an arbitrator licensed to practice law in the State of Texas having no affiliation with any of the parties as the third Qualified Individual willing to act as an arbitrator of the claim, dispute or controversy in question. If the two arbitrators initially selected are unable to agree on a third arbitrator within the second 15-day period referred to above, then, on the application of either party, the American Arbitration Association shall promptly select and appoint an arbitrator licensed to practice law in the State of Texas having no affiliation with any of the parties as the Qualified Individual to act as the third arbitrator. The three arbitrators selected pursuant to this subsection (b) shall constitute the arbitration panel for the arbitration in question.
     (c) The presentations of the parties hereto in the arbitration proceeding shall be commenced and completed within 60 days after the selection of the arbitration panel pursuant to subsection (b) above, and the arbitration panel shall render its decision in writing within 30 days after the completion of such presentations. Any decision concurred in by any two of the arbitrators shall constitute the decision of the arbitration panel, and unanimity shall not be required.
     (d) The arbitration panel shall have the discretion to include in its decision a direction that all or part of the attorneys’ fees and costs of any party or parties and/or the costs of such arbitration be paid by any other party or parties. On the application of a party before or after the initial decision of the arbitration panel, and proof of its attorneys’ fees and costs, the arbitration panel shall order the other party to make any payments directed pursuant to the preceding sentence.
     (e) Any decision rendered by the arbitration panel shall be final and binding on the parties hereto, and judgment thereon may be entered by any state or federal court of competent jurisdiction.

     (f) Arbitration shall be the exclusive method available for resolution of claims, disputes and controversies described in Section 17.1, and the Joint Venture and its Joint Venturers stipulate that the provisions hereof shall be a complete defense to any suit, action, proceeding in any court or before any administrative or arbitration tribunal with respect to any such claim, controversy or dispute. The provisions of this Article 17 shall survive the dissolution of the Joint Venture.
     (g) Nothing contained herein shall be deemed to give the arbitrators any authority, power or right to alter, change, amend, modify, add to or subtract from any of the provisions of this Agreement.
     17.3 Specific Enforcement. The Joint Venturers acknowledge and agree that the arbitration provisions in Sections 17.1 and 17.2 may be specifically enforced by any Joint Venturer, and submission to arbitration proceedings compelled, by any court of competent jurisdiction. The Joint Venturers further acknowledge and agree that the decision of the arbitrators may be specifically enforced by any Joint Venturer in any court of competent jurisdiction.
[Remainder of page left blank intentionally]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its respective duly authorized officer as of the date first written above, to be effective from and after April 1, 2006.

FEAGAN GATHERING COMPANY
By:	/s/ Mike Feagan
Mike Feagan, President

PARALLEL PETROLEUM CORPORATION
By:	/s/ John S. Rutherford
John S. Rutherford, Vice President of
Land and Administration

CAPSTONE OIL & GAS COMPANY, L.P. By: Capstone Investments, Inc., its general partner
By:	/s/ Dale Douglas
Dale Douglas, President

Exhibit “A”
to
Joint Venture Agreement
CONSTRUCTION AND OPERATING AGREEMENT
     This Construction and Operating Agreement, dated as of January 16, 2007, to be effective from and after April 1, 2006, is between Hagerman Gas Gathering System, a joint venture organized under the laws of Texas (the “Joint Venture”), and Feagan Gathering Company, a Texas corporation (the “Operator”).
WITNESSETH:
     Whereas, the Joint Venture has been formed by Parallel Petroleum Corporation, a Delaware corporation, Capstone Oil & Gas Company, L.P., a Texas limited partnership, and Feagan Gathering Company, a Texas corporation (collectively, the “Joint Venturers,” and individually, a “Joint Venturer”) pursuant to that certain Joint Venture Agreement, dated as of January 16, 2007, among the Joint Venturers; and
     Whereas, Operator is engaged in the business of designing and constructing facilities of the nature as that desired by the Joint Venture, and Operator represents that it has at this time an adequate, competent and fully-trained organization together with access to necessary tools, machinery and equipment with which it desires to perform such work for the Joint Venture; and
     Whereas, Feagan Gathering Company has been designated as Operator of a pipeline and appurtenant facilities owned or to be owned by the Joint Venture and located in Chaves County, New Mexico; and
     Whereas, Operator and the Joint Venture desire to enter into this Agreement for the work to be done under the terms and conditions as hereinafter provided.
     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained to be done, paid and performed, Operator and the Joint Venture agree as follows:

ARTICLE 1
Definitions
          1.1 Defined Terms.
          (a) Capitalized terms used herein which are defined in the Joint Venture Agreement and not otherwise defined herein shall have the meanings specified in the Joint Venture Agreement.
          (b) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
          (c) In addition to the terms defined in the preamble and the recitals of this Agreement, and in the Joint Venture Agreement, the following terms shall have the following meanings:
          “Agreement” means this Construction and Operating Agreement, as the same may be amended from time to time.
          “Joint Venture Agreement” means that certain Joint Venture Agreement, dated as of January 16, 2007, by and among Parallel Petroleum Corporation, Capstone Oil & Gas Company, L.P. and Feagan Gathering Company, as the same may be amended from time to time.
ARTICLE 2
Operator
          2.1 Designation of Operator. In accordance with Section 10.2 and Section 10.7 of the Joint Venture Agreement, Feagan has been designated as Operator of the System.
          2.2 Duties of Operator. In addition to the duties of the Operator as set forth in the Joint Venture Agreement, Operator shall recommend the design, construction, operation, maintenance, replacement, removal and improvement of the System and shall do and perform, for and on behalf of the Joint Venture, any and all acts and things necessary, requisite or proper in connection therewith or in carrying out Operator’s duties and obligations pursuant to the directions of the Management Committee.
          2.3 Reports. Operator shall report to the Management Committee on all matters pertaining to the planning, design, construction and operation of the System. During the construction of the System, Operator shall report to the Management Committee not less frequently than one time each week. After the construction of the

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System, and throughout the operation of the System, Operator shall report to the Management Committee not less frequently than one time each month.
          2.4 Limitations. The rights, duties, obligations and responsibilities of Operator under this Agreement shall be subject in all respects to the provisions of the Joint Venture Agreement as they relate to Operator.
ARTICLE 3
Conduct of Operations
          3.1 Standard of Care. Operator shall perform its services and carry out its responsibilities under this Agreement (i) in accordance with the standards set forth in the Joint Venture Agreement, (ii) in accordance with all applicable laws, rules, orders and regulations of governmental authorities and (iii) with due diligence and in accordance with engineering practices customarily accepted for work similar to that contemplated by this Agreement. In performing its duties and obligations under this Agreement, Operator shall act fairly and impartially, and shall not favor any one Joint Venturer and shall act as an independent contractor and not an employee or agent of the Joint Venture or the Joint Venturers.
          3.2 Turnover of Property. If Operator receives any monies or other property properly owing or belonging to the Joint Venture or any Joint Venturer, such monies or other property shall be delivered forthwith by Operator to the Joint Venture or Joint Venturer, as the case may be, in the form received, except for the addition of any endorsement or assignment necessary to effect a transfer of all rights therein to the Joint Venture or Joint Venturer. The Joint Venture and each Joint Venturer is irrevocably authorized to supply any required endorsement or assignment which may have been omitted. Until so delivered, any such monies or other property shall be held by Operator in trust for the Joint Venture or Joint Venturer, as the case may be, and shall not be commingled with other funds or property of Operator.
          3.3 Scope of Operator’s Responsibility. Operator agrees to furnish or cause to be furnished, subject to the conditions and provisions contained herein and in the Joint Venture Agreement, all process and engineering services, drawings, materials, superintendence, labor, equipment, tools and machinery required for the design, construction and installation of the System and agrees to design, construct and install the System in accordance with the Management Committee’s specifications and proposals. The completed System shall be free and clear of all liens and encumbrances for labor and materials used thereon. Upon request by the Joint Venture from time to time, Operator shall submit to the Joint Venture evidence reasonably satisfactory to the Joint Venture of payment of all debts, taxes, liens, claims, charges and obligations arising out of the purchase of equipment, material, supplies or labor for use in the work hereunder.

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ARTICLE 4
Work Inspection
          4.1 Right to Inspect. The Joint Venturers shall be entitled to have their respective inspectors or designees present at any times during the progress of the work to be performed by Operator, subcontractors, vendors or fabricators hereunder, and these parties shall furnish access to any of such work to such inspectors or designees at all times. If any work to be performed by these parties hereunder is found by such inspectors or designees to be unsatisfactory and not in accordance with the governing plans and specifications or drawings previously approved by the Management Committee, then Operator shall, upon written notice from the Management Committee, promptly revise such work in such manner as to conform with said specifications or drawings. It is further agreed that if such revisions are not promptly made, the Management Committee may, upon written notice to Operator require Operator to suspend all work until such revisions have been made.
ARTICLE 5
Personnel
          5.1 Supervision and Compensation of Personnel. Subject to the terms and provisions of the Joint Venture Agreement, Operator shall employ and have supervision over the personnel (including outside consultants and professional, service or other organizations) required by Operator to perform its duties and responsibilities under this Agreement in an efficient and economically prudent manner. Subject to the provisions of Section 3 of the Accounting Procedures attached hereto as Exhibit A, the Joint Venture shall pay all reasonable expenses of such personnel, including compensation, salaries, wages, expenses, social security taxes, worker’s compensation insurance, retirement and insurance benefits and other such expenses.
ARTICLE 6
Method of Payment
          6.1 Direct Payment by Joint Venture and Reimbursement of Operator’s Costs. During the progress of the work to be performed hereunder by Operator, all equipment, materials and machinery which are to be incorporated into and become a component part of the System shall be purchased either directly by the Joint Venture or by the Operator for and on behalf of the Joint Venture. In addition, all labor, tools and supplies necessary to diligently and properly perform the work and complete the construction required hereunder shall be furnished or cause to be furnished by Operator for the benefit of the Joint Venture, and such labor, tools and supplies shall be purchased and paid for either directly by the Joint Venture or by the Operator for and on behalf of

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the Joint Venture. If the Joint Venture has not directly paid for any equipment, materials, machinery, labor, tools and supplies in connection with the work herein provided, then upon the furnishing by Operator of proof satisfactory to the Joint Venture that any bills and expenses for any such labor, tools, material, equipment, machinery and supplies have been paid and fully discharged by Operator, the Joint Venture shall promptly pay and reimburse Operator an amount equal to the total of such payments as may have been made by Operator. Without limiting the foregoing, Operator shall also be reimbursed by the Joint Venture for all other reasonable and proper costs, expenses and expenditures incurred by Operator within the scope of its responsibilities under this Agreement, including the reimbursable costs described in Exhibit A hereto, in each case in accordance with the billing and payment procedures set forth in the Accounting Procedures attached hereto as Exhibit A. Operator shall keep a full and complete account of all costs, expenses and expenditures incurred by it in connection with (i) the design, construction, operation, maintenance and other improvement of the System, including any Joint Venture Expansion, and (ii) all other reimbursable costs.
          6.2 Expenditure Approvals. All construction, operating, maintenance and other expenditures, and the approvals therefor, shall be subject to the terms and provisions of the Joint Venture Agreement.
          6.3 Audit. The Joint Venture shall at all times, upon five (5) day’s prior notice in writing to Operator, have the right during normal business hours to audit, at its own expense, the books and records of Operator as they relate to the Joint Venture and the System and all books and records supporting costs incurred by Operator pursuant to this Agreement.
ARTICLE 7
Indemnity, Administration of Claims and Insurance
          7.1 Indemnity.
               (a) The Joint Venture hereby agrees to indemnify and hold harmless Operator, when acting in its capacity as Operator, and its officers, agents and employees, from and against any loss, claim, damage and liability, joint or several, and any action in respect thereof, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, its duties as Operator, including, without limitation, the design, construction, operation, upkeep, repair, replacement, removal and improvement of the System and any Joint Venture Expansion, and including any loss, claim, damage or liability, joint or several, and any action in respect thereof, arising out of the negligent conduct (but not recklessness, gross negligence or willful misconduct) of Operator, its officers, agents or employees. The Joint Venture agrees to promptly reimburse Operator, its officers, agents and employees, for any legal and other expenses reasonably incurred by Operator

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investigating or defending or preparing to defend against any such loss, claim, damage, liability or action. Indemnification pursuant to this Section 7.1(a) shall be available only to the extent that policies of insurance carried pursuant to Section 7.3 hereof cover such loss, claim, damage, liability or action.
               (b) Operator agrees that it will indemnify and hold the Joint Venture and the Joint Venturers harmless from any and all claims, liens, liabilities or losses arising out of or from Operator’s or any subcontractor’s or materialman’s failure to fully pay all liens, charges, claims, encumbrances and obligations arising by operation of law or otherwise out of Operator’s or any subcontractor’s or materialman’s performance of the work hereunder or the furnishing of any labor, material, equipment, supplies or other items for use in the construction of the System.
          7.2 Administration. Responsibility for the administration of any claims and litigation arising out of the design, construction, operation, maintenance, upkeep, repair, replacement, removal and improvement of the System and any Joint Venture Expansion, or any other matter, shall be as provided for in Section 11.3 of the Joint Venture Agreement. Upon written request from any Joint Venturer, Operator will provide true and complete copies of all documents relating to any claims or litigation and the defense thereof.
          7.3 Insurance. Operator shall carry and maintain in force for the benefit of the Joint Venture and the Joint Venturers insurance of the types and in the amounts required by the Joint Venture Agreement. Upon request by the Joint Venture from time to time, Operator shall furnish certificates to the Joint Venture evidencing that such insurance is in force and that thirty (30) days advance written notice will be given to the Joint Venture prior to any change, non-renewal or cancellation thereof.
ARTICLE 8
Taxes
          8.1 Taxes. Except as provided in Section 9.5(b) and Section 10.12 of the Joint Venture Agreement, the Joint Venture, acting pursuant to the directions of the Management Committee, shall file all tax returns and shall handle all audits related thereto and render and pay with funds provided by the Joint Venture (prior to delinquency) all taxes (except income, excess profits and surcharges thereon, presently and hereinafter enacted) attributable to or arising from the operation, repair and maintenance of the System or the transportation of Gas through the System.

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ARTICLE 9
Term, Termination by Default and Preservation of Rights
          9.1 Term. This Agreement shall continue in force and effect until (i) terminated pursuant to Section 9.2, Section 9.3 or Section 9.4 hereof, (ii) the Joint Venture is dissolved and terminated pursuant to the terms of the Joint Venture Agreement or (iii) the tenth anniversary of this Agreement. whichever shall first occur.
          9.2 Removal of Operator. If Operator defaults in the performance of its duties or obligations under this Agreement, the Joint Venture Agreement or any policies, procedures or rules adopted by the Management Committee in connection with the work to be performed hereunder, the Joint Venture or any Joint Venturer shall have the right to give Operator a notice of default (the “Notice of Default”), which shall set forth the nature of the duty or obligation which Operator has not observed or performed. Upon receipt of any such Notice of Default, Operator shall have the right and be given the opportunity to review and discuss with the Joint Venturers any such Notice of Default. If within the forty (40) day period following receipt of the Notice of Default, the Operator in good faith commences to perform such duty or obligation and cure such default and thereafter prosecutes to completion with diligence and continuity the curing thereof and cures such default within a reasonable time, it shall be deemed that the Notice of Default was not given and the Operator shall not be removed from the office of Operator and shall lose no rights hereunder. If, within such forty (40) day period, the Operator does not commence in good faith the curing of such default or does not thereafter prosecute to completion with diligence and continuity the curing thereof, any Joint Venturer shall have the right to remove the Operator from the office of Operator and terminate this Agreement by giving the Operator and all other Joint Venturers written notice thereof. In the event of its removal, Operator shall have no further responsibility or authority pursuant to this Agreement, except that related to the transfer of responsibility to any successor Operator. Subject to Section 6.1 of this Agreement, Operator shall be reimbursed by the Joint Venture for all expenses it may have reasonably incurred in fulfilling its responsibilities under this Agreement prior to its removal.
          9.3 Withdrawal of Operator. If the Operator is a Joint Venturer, and if the Operator withdraws from the Joint Venture pursuant to any of the provisions set forth in Section 12.2 or Section 12.3 of the Joint Venture Agreement, any Joint Venturer shall then have the right and option to terminate this Agreement upon written notice to the Operator. In the event of its withdrawal, Operator shall have no further responsibility or authority pursuant to this Agreement, except that related to the transfer of responsibility to any successor Operator. Subject to Section 6.1 of this Agreement, Operator shall be reimbursed by the Joint Venture for all expenses it may have reasonably incurred in fulfilling its responsibilities under this Agreement prior to its withdrawal.

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          9.4 Resignation of Operator. At any time after July 31, 2007, Operator may resign as Operator at any time upon sixty (60) days prior written notice to the Joint Venture. In the event of its resignation, Operator shall have no further responsibility or authority pursuant to this Agreement, except that related to the transfer of responsibility to any successor Operator. Subject to Section 6.1 of this Agreement, Operator shall be reimbursed by the Joint Venture for all expenses it may have reasonably incurred in fulfilling its responsibilities under this Agreement prior to its resignation.
          9.5 Preservation of Rights. The termination of this Agreement as a result of the removal, withdrawal or resignation of the Operator (whether in its capacity as a Joint Venturer, Operator only, or both) pursuant to the terms and provisions of the Joint Venture Agreement or this Agreement shall be without prejudice to any other right or remedy the Joint Venture or any Joint Venturer may have as a result of Operator’s removal or withdrawal under the Joint Venture Agreement or this Agreement, or Operator’s resignation under this Agreement.
ARTICLE 10
Laws and Regulations
          10.1 Compliance with Laws. This Agreement and the rights and obligations of the Joint Venture and Operator hereunder shall be subject to all applicable laws, rules, orders and regulations of governmental authorities having jurisdiction, and in the event of conflict, said laws, rules, orders and regulations of governmental authorities having jurisdiction shall control. Operator agrees that it will operate the System as an “intrastate pipeline”, as such term is defined in Section 2(16) of the Natural Gas Policy Act of 1978; and that Operator will not, through any act or omission, cause or contribute to causing the Joint Venture or any Joint Venturer, or any facilities thereof, to become subject in whole or in part of the jurisdiction of the Federal Energy Regulatory Commission or any successor thereto under the Natural Gas Act of 1938, as heretofore or hereafter amended.
          Operator agrees to comply with all applicable laws, rules, regulations, ordinances and requirements of federal, state and local governmental or regulatory bodies having jurisdiction over any aspect of the work performed hereunder. Operator shall indemnify and hold the Joint Venture and the Joint Venturers, and their respective officers, directors, agents and employees, and their respective subsidiary and affiliated companies, and their respective directors, officers, agents and employees, harmless from and against all fines, penalties, expenses or claims resulting from Operator’s failure to abide by any and all applicable laws, rules, regulations, ordinances or requirements of governmental or regulatory bodies having jurisdiction.

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ARTICLE 11
Patents
          11.1 Limitation on License and Royalty Fees. No patented article, method or device which involves or requires the payment of any license fee or royalty in addition to the purchase price shall be used in connection with the work under this Agreement without prior approval of the Management Committee.
ARTICLE 12
Safety
          12.1 Standards. Operator shall comply with the Joint Venture’s safety standards and shall be subject to periodic safety inspections conducted by the Joint Venture. Operator shall also report to the Joint Venture any injury requiring hospitalization or any fatality as soon as practical after the incident. The Joint Venture reserves the right to suspend all work (with or without terminating this Agreement) without penalty if Operator fails to comply with these safety requirements.
ARTICLE 13
Subcontracts
          13.1 Required Approvals. None of the work to be done by the Operator shall be subcontracted without the prior approval of the Management Committee and no approval by the Management Committee to subcontract any portion of such work shall relieve Operator of its primary obligation to the Joint Venture to properly perform such work in accordance with this Agreement.
ARTICLE 14
Force Majeure
          14.1 Force Majeure. If either Operator or the Joint Venture is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, it is agreed that on such party’s giving notice and reasonable full particulars of such force majeure in writing to the other party as soon as possible after the occurrence of the cause relied on, the obligations of the party giving such notice, so far as to the extent that they are affected by such force majeure, shall be suspended during the continuance of any inability so caused but for no longer period, and such cause shall so far as possible be remedied with all reasonable dispatch.

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     The term “force majeure” as used herein shall mean acts of God, strikes, lockouts or other industrial disturbances, acts of terrorism and the public enemy, wars, blockages, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires not resulting from Operator’s negligence, storms, floods, washouts, laws, rules and regulations, arrests and restraints of government, either federal or state, civil or military, civil disturbances, inability of either party to obtain necessary materials, and any other cause, whether of the kind herein enumerated or otherwise, which is not reasonably within the control of the party claiming suspension. Rain, snow, ice or other adverse weather conditions shall not be considered force majeure. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty, and that the above requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of an opposing party when such course is inadvisable in the discretion of the party having the difficulty.
ARTICLE 15
Miscellaneous
          15.1 Applicable Laws. This Agreement shall be deemed to be a contract made under, and shall be construed in accordance with, and governed by, the laws of the state of Texas; provided, however, that the rights provided in any other agreement entered into in connection herewith with reference to properties covered thereby that are situated in other states may be governed by the laws of such other states.
          15.2 Further Assurances. The Joint Venture and the Operator each hereby agree to execute and deliver such further documents and to do such other acts and things as either other party hereto may reasonably request in order to more fully effect the purposes of this Agreement.
          15.3 Waiver. The parties hereto may (a) mutually agree in writing to extend the time for the performance of any of the obligations or other acts of the other parties hereto, and (b) waive performance of any of the covenants or agreements, or satisfaction of any of the conditions, contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereof shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof.

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          15.4 Assignment. Operator shall not assign this Agreement or its rights and obligations hereunder without the prior written approval of the Management Committee.
          15.5 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been given or made (i) the third business day after the date of mailing, if delivered by registered or certified mail (postage prepaid, return receipt requested), (ii) upon delivery or refusal of delivery, if sent by hand delivery, (iii) upon delivery or refusal of delivery, if sent by prepaid courier (with record of receipt or refusal), or (iv) upon confirmed transmission, if sent by telecopier (with a copy simultaneously sent by certified mail, postage prepaid, return receipt requested), to the parties at the following addresses:
If to Parallel Petroleum Corporation:
Parallel Petroleum Corporation
1004 N. Big Spring, Suite 400
Midland, Texas 79701
Attention: John S. Rutherford
Telecopy: 432-684-3905
If to Capstone Oil & Gas Company, L.P.:
Capstone Oil & Gas Company, L.P.
P.O. Box 10187
Midland, Texas 79702
Attention: Dale Douglas
Telecopy: 432-682-4498
If to Feagan Gathering Company:
Feagan Gathering Company
130 Spring Park Drive, Suite 105
Midland, Texas 79705
Attention: Joe Feagan
Telecopy: (432) 683-5442
          15.6 Amendment. This Agreement may be amended, supplemented or restated only by a written instrument signed by the Joint Venture and the Operator.
          15.7 Conflict. If there is a conflict between any of the terms, conditions, representations, warranties or covenants contained in this Agreement and the terms, conditions, representations, warranties or covenants in the Joint Venture Agreement, the provisions of the Joint Venture Agreement shall govern and control; provided, however,

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the fact that any term, condition, representation, warranty or covenant contained herein is not contained in the Joint Venture Agreement shall not be or be deemed to be, a conflict.
          15.8 Headings. The headings of Articles and Sections contained in this Agreement are provided for reference and convenience only and shall not affect the meaning or interpretation of this Agreement.
          15.9 Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile transmission), each of which shall be an original, but all of which together shall constitute but one and the same instrument. Neither the Joint Venture nor the Operator shall be bound hereby until a counterpart of this Agreement has been executed by both of them.
          15.10 Limitation of Liability. The claims of Operator under this Agreement, if any, shall be limited to the assets of the Joint Venture, and Operator hereby waives any and all rights it may have to proceed against the Joint Venture or the Joint Venturers individually.
          15.11 Entire Agreement; No Third Party Beneficiaries. This Agreement, the Joint Venture Agreement and the documents and instruments to be delivered by the parties in connection with this Agreement and the Joint Venture Agreement (a) constitute the entire agreements and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and the Joint Venture Agreement; and (b) except as otherwise specifically provided herein, are solely for the benefit of the parties hereto and their respective permitted successors, legal representatives and assigns and does not confer on any other person any rights or remedies hereunder.
          15.12 Fair Construction. This Agreement shall be deemed to be the joint work product of the Joint Venture and Operator without regard to the identity of the draftsperson, and any rule or construction that a document shall be interpreted or construed against the drafting party shall not be applicable.
          15.13 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above, to be effective from and after April 1, 2006.

THE JOINT VENTURE
HAGERMAN GAS GATHERING SYSTEM By Each of Its Joint Venturers Named Below PARALLEL PETROLEUM CORPORATION
By:	/s/ John S. Rutherford
John S. Rutherford, Vice President of
Land and Administration

CAPSTONE OIL & GAS COMPANY, L.P. By: Capstone Investments, Inc., its general partner
By:	/s/ Dale Douglas
Dale Douglas, President

FEAGAN GATHERING COMPANY
By:	/s/ Mike Feagan
Mike Feagan, President

THE OPERATOR
FEAGAN GATHERING COMPANY
By:	/s/ Joe Feagan
Joe Feagan, Vice President

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Exhibit A
to
Construction and Operating Agreement
Accounting Procedures
     Section 1. Billing and Payment Procedures. On or before the fifteenth (15th) day of each month, the Operator shall deliver to the Joint Venture a detailed invoice or request for reimbursement for all costs incurred by or on behalf of the Joint Venture during the previous month and the Joint Venture shall pay such invoice or request for reimbursement within ten (10) days of its receipt thereof. If (i) the Joint Venture is unable to timely pay the full amount of any such invoice or request for reimbursement due to a lack of sufficient funds maintained by the Joint Venture, and (ii) the Operator, for and on behalf of the Joint Venture, pays all or any part of such invoice or request for reimbursement that remains unpaid by the Joint Venture (the “Deficiency Amount”), then the Joint Venture shall be liable to the Operator for the Deficiency Amount, plus interest thereon at the rate of ten percent (10.00%) per annum, commencing on the date such amount is paid by Operator and continuing until the Joint Venture has paid the Deficiency Amount to Operator.
     Section 2. Adjustments. Payment of invoices or requests for reimbursement hereunder shall not prejudice the right of the Joint Venture or any Joint Venturer to protest the correctness thereof; provided, however, all bills and statements rendered during any calendar year shall be presumed to be true and correct after twenty-four (24) months following the end of any such calendar year, unless prior to the end of such period the Joint Venture or any Joint Venturer takes exception thereto and makes a written claim for adjustment by written notice to the Operator and the Joint Venture.
     Section 3. Reimbursable Costs. Operator shall be entitled to be reimbursed for the following costs and expenses:
          (a) Operator’s Direct General and Administrative Costs. Salaries and wages of employees of Operator during the construction, operation, maintenance and improvement of the System, including customary benefits paid to such employees, payroll taxes and insurance, which are directly allocable to time spent on Joint Venture affairs. Allocable time shall be limited to field activities carried out directly on or at the physical System.
          (b) Monthly Management Fee in Lieu of Operator’s Indirect General and Administrative Costs. In lieu of all of Operator’s indirect general and administrative costs, which are those general and administrative costs that are not directly allocable to time spent on Joint Venture affairs, including, but not limited to, executive, clerical, secretarial, personnel, office service, purchasing, gas accounting, gas procurement and sales, engineering and operations personnel, the Joint Venture shall pay to the Operator a management fee in an amount equal to Nine Thousand Five Hundred and No/100 Dollars ($9,500.00) per month. On May 1, 2007, or as soon thereafter as practicable, the Management Committee and the Operator shall meet for the purpose of reviewing and reconsidering the amount of the monthly management fee payable to the Operator under this Section 3(b). The Management Committee and the Operator shall, acting in good faith and in cooperation with each other, use their best efforts to agree upon (i) whether the monthly management fee should be maintained at the rate of $9,500.00 per month or (ii) whether the monthly management fee should be adjusted upward or downward in order to more accurately reflect the then existing circumstances surrounding the Operator’s services to the Joint Venture.
          (c) Third Party Expenses of Employees. Direct, out of pocket third party expenses incurred by employees whose time is allocable to the Joint Venture under Section 3(a) above, detailed in properly approved expense reports as to meals, lodging, transportation and other related miscellaneous expenses.
          (d) Materials and Supplies. Net cost to Operator, including transportation costs, of new materials and supplies. Used materials or materials employed as substitutes shall be charged at an amount commensurate with their depreciated value (in the case of used items) or the value of the item replaced.
          (e) Fabrication and Inspection Costs. Costs incurred in fabricating materials placed in service on the System and inspection services performed by independent contractors.
          (f) Construction Contractors. Costs incurred for construction contractors. Operator shall employ competitive bidding, unless otherwise directed by the Management Committee. Operator shall obtain the prior approval of the Management Committee before committing to pay amounts to a contractor over and above contract prices, provided that extra work not contemplated in the construction contract shall be paid for as set forth in such contract or a written amendment thereto. Bids shall be obtained whenever practical on all construction projects.
          (g) Routine Expenses. All other expenses incurred by Operator for and on behalf of the Joint Venture pursuant to the duties and responsibilities of Operator described herein, including permits, licenses, right-of-way damages, inspection, maintenance, support contractors, routine legal, equipment rentals and field costs.

Exhibit “B”
to
Joint Venture Agreement
All of the following leasehold acreage located in Chaves County, New Mexico in the lands described below owned by Parallel or Capstone as of the date of this Agreement, and all leasehold acreage located in Chaves County, New Mexico in the lands described below hereafter acquired by Parallel or Capstone, whether by renewal, extension or new lease taken, but only insofar as such renewal, extension or new lease is made or taken on or before March 1, 2009 (in each case, whether jointly or individually owned of record or beneficially by Parallel or Capstone).
Township 12 South, Range 28 East, NMPM: All Sections
Township 12 South, Range 29 East, NMPM: All Sections
Township 13 South, Range 27 East, NMPM: Sections 19 through and including Section 36
Township 13 South, Range 28 East, NMPM: All Sections
Township 13 South, Range 29 East, NMPM: Sections 1 through and including Section 18
Township 14 South, Range 28 East, NMPM: Sections 1 through and including Section 18
Township 14 South, Range 27 East, NMPM: Sections 1 through and including Section 3,
Sections 10 through and including Section 15, Sections 22 through and including Section 27, and
Sections 34 through and including Section 36
Township 14 South, Range 25 East, NMPM: All Sections
Township 14 South, Range 26 East, NMPM: All Sections
Township 14 South, Range 27 East, NMPM: Sections 4 through and including Section 9, Sections
16 through and including Section 21 and Sections 28 through and including Section 33
Township 15 South, Range 24 East, NMPM: Sections 1 through and including Section 3,
Sections 10 through and including Section 15, Sections 22 through and including Section 27, and
Sections 34 through and including Section 36
Township 15 South, Range 25 East, NMPM: Sections 1 through and including Section 31, and
Section 36
Township 15 South, Range 26 East, NMPM: All Sections
Township 15 South, Range 27 East, NMPM: Sections 6 and 7
Gas is committed for all depths.

Exhibit “C”
to
Joint Venture Agreement
GAS GATHERING AGREEMENT
Among
PARALLEL PETROLEUM CORPORATION
and
CAPSTONE OIL AND GAS COMPANY, L.P.
as Producer
and
HAGERMAN GAS GATHERING SYSTEM
as Gatherer

TABLE OF CONTENTS

ARTICLE		PAGE

I	Definitions	2

II	Scope of Agreement	4

III	Quantity	5

IV	Agreement Implementation	7

V	Points of Delivery and Redelivery	9

VI	Pressure	10

VII	Gathering, Compression and Transportation Fees	12

VIII	Quality — Treating and Dehydration Fee	13

IX	Measurement	15

X	Term	19

XI	Taxes	19

XII	Pipeline Operation	20

XIII	Billing and Payments	20

XIV	Right-of-Way	22

XV	Warranty of Title	22

XVI	Regulation	23

XVII	Force Majeure	24

XVIII	Notices and Payments	25

XIX	Relationship of the Parties	26

XX	Insurance During Transportation	27

XXI	Governmental Authority	27

XXII	Priority and Termination of Joint Venture	28

XXIII	General	28

	Exhibit “A”

GAS GATHERING AGREEMENT
     This Gas Gathering Agreement (hereinafter referred to as the “Agreement”), dated as of January 16, 2007, to be effective from and after April 1, 2006, is made by and among Parallel Petroleum Corporation, a Delaware corporation, and Capstone Oil and Gas Company, L.P. (collectively referred to as “Producer”), and Hagerman Gas Gathering System, a joint venture organized under the laws of Texas (“Gatherer”). Producer and Gatherer are collectively referred to as the “parties” and individually as a “party”.
WITNESSETH:
     WHEREAS, Gatherer is engaged or intends to engage in the business of gathering, compressing, treating, dehydrating, processing for liquefiable hydrocarbon recovery and transporting natural gas in Chaves County, New Mexico; and
     WHEREAS, Producer desires, on behalf of itself and the other owners of the jointly owned wells located on the lands within the Contract Area (as defined in Paragraph 3.1 hereof), to have certain wells connected to Gatherer’s pipeline system for the purpose of, among other things, transporting Producer’s natural gas; and
     WHEREAS, Gatherer has constructed, or will cause to be constructed, the necessary pipelines extending from Producer’s wells to points on Gatherer’s pipeline; and
     WHEREAS, such points may require further construction on Gatherer’s facilities, the cost of which will be borne by Gatherer.

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, Gatherer and Producer agree as follows:
ARTICLE I
DEFINITIONS
     1.1 In addition to the terms defined elsewhere in this Agreement, the following terms shall have the respective meanings set forth below:
     “Btu” means British thermal unit, which is the quantity of heat required to raise the temperature of one pound of water one (1) degree Fahrenheit at or near 39.2 degrees Fahrenheit.
     “casinghead gas” means gas produced with oil from a well that is classified as an oil well under applicable laws or by ruling, order, or designation of the Oil Conservation Division of the Energy and Minerals Department of the State of New Mexico (the “OCD”).
     “cubic foot of gas” means the quantity of gas contained in one (1) cubic foot of space at a pressure of fourteen and seventy-three hundredths (14.73) psia and at a temperature of sixty degrees (60º) Fahrenheit.
     “day” means a period of twenty-four (24) consecutive hours commencing at 9:00 a.m. on one calendar day and ending at 9:00 a.m. on the following calendar day.
     “gas” means natural gas produced from gas wells and casinghead gas produced in association with oil and residue gas resulting from processing for liquefiable hydrocarbon recovery both gas well gas and casinghead gas.

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     “gas well gas” means all natural gas that is not casinghead gas.
     “Heating Value” means the gross number of Btus produced by combustion, at a constant pressure, of the amount of dry gas which would occupy a volume of one (1) cubic foot at a temperature of sixty degrees Fahrenheit and a pressure of 14.73 psia, with air of the same temperature and pressure of the gas, when the products of combustion are cooled to the initial temperature of the gas and air and the water formed by combustion is condensed to the liquid state, adjusted from ideal to real conditions, and further adjusted to reflect the water vapor content at delivery conditions.
     “liquefiable hydrocarbons” means ethane, propane, isobutane, normal butane and natural gasoline separated or recovered at Gatherer’s plant facilities.
     “Mcf” means one thousand (1,000) cubic feet of gas.
     “month” means a period beginning at 9:00 a.m. on the first day of a calendar month and ending at 9:00 a.m. on the first day of the succeeding calendar month.
     “psia” means pounds per square inch absolute.
     “psig” means pounds per square inch gauge.
     “well” means any well classified as a gas well or as an oil well by the OCD or any other governmental authority having jurisdiction.
     “year” means the period beginning at 9:00 a.m. on the first day of a calendar year and ending at 9:00 a.m. on the first day of the succeeding calendar year; provided that the first year of this Agreement shall commence on the effective date hereof and end on the next succeeding December 31st and the last year of this Agreement shall end at the “termination” hereof.

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ARTICLE II
SCOPE OF AGREEMENT
     2.1 Pursuant to the terms hereof, Gatherer agrees to (i) operate and maintain its natural gas pipeline system and any additions thereto (collectively, the “System”) which shall extend from the Delivery Point(s) at or near Producer’s wells to the pipeline owned by Transwestern Pipeline Company (“Transwestern”) or other pipeline company designated by Producer at the Point(s) of Redelivery (as defined in Paragraph 5.2), and (ii) receive, gather, dehydrate, treat for CO2, process for recovery of liquefiable hydrocarbons, compress, transport and redeliver any and all gas committed to this Agreement as provided for herein. To expedite connecting Gatherer’s facilities to Transwestern, Producer agrees to pay to Gatherer in advance the estimated cost of connecting Gatherer’s facilities to Transwestern (including rights-of-way, surveying and similar customary charges) prior to the time any wells drilled by the Producer on or before the date of this Agreement and located in the Contract Area (as defined in Paragraph 3.1) are connected to the System and initial deliveries made. Gatherer will thereafter invoice Producer for the actual cost of such construction (which amounts will be offset by Producer’s prior estimated payments). Producer shall not be obligated to pay for any construction costs associated with the connection of any additional wells to the System which are drilled in the Contract Area (as defined in Paragraph 3.1) after the date of this Agreement.

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ARTICLE III
QUANTITY
     3.1 Producer hereby dedicates and commits for the term of this Agreement all its interest in the gas produced and sold from Producer’s wells located on the lands described in Exhibit A attached hereto (the “Contract Area”), subject, however, to the limitations set forth herein and in the preamble of Exhibit A. This Agreement shall not imply or require any leasehold preservation, drilling or development obligations on the part of Producer. Subject to the terms and conditions hereof, Gatherer hereby covenants and agrees that commencing on the date of first deliveries hereunder and continuing until termination of this Agreement, Gatherer will receive all gas tendered by Producer at the Delivery Point(s) under this Agreement. Producer agrees to notify Gatherer in writing when initial deliveries of gas are expected to commence and the expected deliverability rates from each well.
     3.2 If Gatherer fails to connect any well within sixty (60) days from the date Gatherer receives written notification as provided for in Article 3.1, then Producer shall have the right, but not the obligation, to withdraw any such well from the terms of this Agreement and, upon Gatherer’s receipt of written notice from Producer withdrawing any such well, such well shall automatically, and without any further action on the part of Producer or Gatherer, be released from the terms of this Agreement without further obligation or liability of Producer of any kind with respect to such well.
     3.3 Producer expressly reserves for itself, its successors and assigns, the following prior rights with respect to the gas subject hereto:

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          (a) The right to deliver to lessors under any of the leases subject hereto gas required in kind to meet the requirements of lessee’s obligations under such leases to furnish gas to such lessors.
          (b) The right to use gas reasonably required to develop and operate Producer’s properties in the Contract Area, including, but not limited to, use of gas for drilling, reworking, operating, treating, gas lift and compression fuel.
          (c) Subject to the other provisions of this Agreement, the control, management and operation of the properties subject to this Agreement shall be and remain the exclusive right of Producer. Producer may, in its sole uncontrolled discretion and as it deems advisable, drill new wells, repair or rework old wells, renew or extend in whole or in part any lease or unit, and abandon any well or surrender, terminate or release all or any part of any lease not deemed by Producer capable under normal production methods of producing gas in commercial quantities.
          (d) The right from time to time to alter any gas unit by increasing or decreasing the surface acreage contained therein or to pool or combine any lease or unit or any part thereof with other properties or to include in any unit any interest in lands covered by such unit not theretofore included in such unit; and in the event of any pooling, unitization or change in any unit, this Agreement shall apply only to the interest of Producer in the unit or units and the gas attributable thereto but only insofar as such interest is attributable to the lands and leases committed hereunder.

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     3.4 Gatherer shall have the right to process, or cause to be processed by others, all gas hereunder for the recovery of liquefiable hydrocarbons prior to the delivery of such gas to Gatherer at the Delivery Point(s) hereunder; provided, however, that the Gatherer shall be obligated to accept the residue gas resulting therefrom in accordance with the terms and provisions hereof.
ARTICLE IV
AGREEMENT IMPLEMENTATION
     4.1 All facilities provided by Gatherer shall be of sufficient design, capacity and capability for receiving, gathering, compressing, dehydrating, treating for CO2, processing for the recovery of liquefiable hydrocarbons, transporting and redelivering the gas subject hereto and shall be provided by Gatherer in accordance with the following:
     (a) volumes of gas transported hereunder shall be redelivered at uniform hourly and daily rates of flow subject to the needs of Producer or its designee at the Point(s) of Redelivery;
     (b) subject to all other provisions of this Agreement, Gatherer shall each day redeliver to Producer or Producer’s designee such daily quantities of gas as are available and tendered by Producer during such day (less fuel, shrinkage and losses) with all deliveries and redeliveries hereunder to be balanced monthly on an MMBtu basis. For each Point of Delivery, Gatherer will allocate to Producer its proportionate share of gas in MMBtus at the Points of Redelivery by multiplying the total MMBtus at the Point of Redelivery (obtained by multiplying the Heating Value by the Mcf at the Redelivery Point) times a ratio, the numerator of which is the MMBtus at that Point of Delivery

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(obtained by multiplying the Heating Value by the Mcf at the Delivery Point) and the denominator of which is the MMBtus from all Points of Delivery delivering gas into Gatherer’s System; and
     (c) Unless Producer elects to take in kind its share of liquefied hydrocarbons saved and sold (at Producer’s sole cost and expense), Gatherer will allocate to Producer its proportionate share of liquefied hydrocarbons saved and sold at Gatherer’s plant facilities. Allocations will be made on the same basis as in Article 4.1(b).
ARTICLE V
POINTS OF DELIVERY AND REDELIVERY
     5.1 The point of delivery for measurement, allocation and transfer of possession of gas received by Gatherer hereunder shall be at the inlet flange of Gatherer’s meter station located immediately downstream of Producer’s separation facilities (the “Point(s) of Delivery” or “Delivery Point(s)”).
     5.2 The point of redelivery for measurement, allocation and transfer of possession of gas from Gatherer to Producer shall be at the inlet flange of the existing meter located at a point of interconnection of Gatherer’s System and Transwestern Pipeline Company’s meter site located in Section 23, T-14S, R-27E, Chaves County, New Mexico (the “Point(s) of Redelivery” or “Redelivery Point(s)”). One or more additional Points of Redelivery may be designated from time to time by mutual consent of the parties.
     5.3 As between Producer and Gatherer, Producer shall be in control and possession of the gas delivered hereunder until the same shall have been delivered to

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Gatherer at the Point of Delivery, and Producer shall also be liable and responsible for any damages or injuries resulting from the delivery of the gas until Producer shall have delivered the same to Gatherer at the Point of Delivery, except for damages and injuries which result solely and proximately from Gatherer’s negligence. From and after the Point of Delivery, Gatherer shall be in control and possession of the gas and Gatherer shall be liable and responsible for any leaks, blowouts, damages or injuries caused thereby until the same shall have been redelivered to Producer or Producer’s designee at the Point of Redelivery; provided, however, title to all liquefiable hydrocarbons and gas transported hereunder shall at all times remain in and with Producer.
     5.4 If in Gatherer’s reasonable good faith judgment it becomes commercially unprofitable for Gatherer to maintain and operate a connection at any Point of Delivery, then Gatherer may elect to terminate this Agreement as it applies to any such Point of Delivery by giving Producer one hundred eighty (180) days prior written notice of such election.
ARTICLE VI
PRESSURE
     6.1 The pressure at which Producer shall deliver, or cause to be delivered, gas at each Point of Delivery shall be sufficient to enter Gatherer’s pipeline at each such Point of Delivery from time to time; provided, however, Gatherer’s pressure at the Point(s) of Delivery shall not exceed 400 psig.
     6.2 If any of Producer’s wells become incapable of delivering gas into Gatherer’s pipeline, neither party shall have an obligation to compress, but each party

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shall have the option to do so. If Gatherer elects not to compress within a reasonable time after the need for compression appears, Producer may, by written notice to Gatherer, request that Gatherer either provide compression or release the affected gas sources as to the then-producing formations from commitment under this Agreement. If Producer requests that Gatherer provide compression, Gatherer shall promptly arrange for providing compression and upon installation of the necessary compression equipment the price to be paid by Gatherer for Producer’s gas shall be increased by a mutually agreeable compression fee that will allow Gatherer to recover its related fuel costs and reasonably compensate Gatherer for such additional costs and services.
     6.3 Producer will furnish and cause to be installed at Producer’s expense, in accordance with customary industry standards, over-pressure protection devices which will control the pressure of gas being delivered to a pressure not in excess of 500 psig. Gatherer shall not be responsible for any gas lost as a result of the failure of the operation of any such pressure devices.
     6.4 If Gatherer’s pressure exceeds 400 psig at the Point of Delivery, Producer may give Gatherer written notice of Gatherer’s breach of this Agreement and Gatherer shall have ninety (90) days after receipt of any such notice to take, at Gatherer’s expense, such actions as may be necessary to cure any such breach of this Agreement. If Gatherer does not cure such breach within the time provided for in this Paragraph 6.4, upon Gatherer’s receipt of written notice from Producer withdrawing such Point of Delivery and the associated gas, such Point of Delivery and associated gas shall automatically, and without any further action on the part of Producer or Gatherer, be released from the terms

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of this Agreement without further obligation or liability of Producer of any kind with respect to such Point of Delivery and associated gas.
ARTICLE VII
GATHERING, COMPRESSION AND TRANSPORTATION FEES
     7.1 Producer will use its best efforts to deliver a daily volume of 2,000 Mcf to Gatherer at the Point(s) of Delivery for a period of twelve months beginning from the date of first delivery of gas under this Agreement. Producer agrees to pay Gatherer a fee per Mcf measured at the Delivery Point(s) as follows:
     (a) Gathering Fee — Producer will pay a gathering fee of $.25 per Mcf for metering at the Point of Delivery, gathering and delivering gas to a central field point;
     (b) Compression Fee — Producer will pay a compression fee of $.15 per Mcf for compressing gas to a pressure sufficient to enable delivery of gas into Transwestern at the Redelivery Point at approximately 1050 psig, and Producer shall bear its proportionate share of compression fuel; and
     (c) Transportation Fee — Producer will pay a transportation fee in the amount of $.20 per Mcf for the delivery of gas from a central field point through a sixteen inch pipeline to the Points of Redelivery.

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ARTICLE VIII
QUALITY — TREATING AND DEHYDRATION FEE
     8.1 Producer’s gas shall comply at all times with the following specifications: the gas
     (a) shall be commercially free from objectionable odors, objectionable liquid and solid matters, dust, gums, and gum forming constituents, or any other substance which interferes with the intended purpose of merchantability of the gas, or causes interference with the proper and safe operation of the lines, meters, regulators or other appliances through which it may flow;
     (b) shall contain no hydrocarbons in liquid form at the temperature and pressure at which the gas is delivered into the System;
     (c) shall contain not more than 0.2% by volume of oxygen;
     (d) shall contain not more than 2.0% by volume of carbon dioxide;
     (e) shall contain not more than a combined total of 3.0% by volume of carbon dioxide plus nitrogen;
     (f) shall contain not more than one quarter (1/4) grain of hydrogen sulfide;
     (g) shall contain not more than 0.3 grains of mercaptan sulfur per one hundred (100) cubic feet of gas;
     (h) shall contain not more than 0.75 grains of total sulfur per one hundred (100) cubic feet of gas;

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     (i) shall not contain any toxic or hazardous substance in concentrations which, in the normal use of the gas, may be hazardous to health, injurious to pipeline facilities or limit merchantability or be contrary to applicable government standards;
     (j) shall have a minimum total Heating Value of not less than nine hundred seventy (970) Btu per cubic foot; and
     (k) shall have a temperature of not less than forty (40) degrees Fahrenheit, and not more than one hundred twenty (120) degrees Fahrenheit.
     8.2 If any of the gas delivered by Producer fails in any material respect to meet the quality specifications set forth in Paragraph 8.1, Gatherer may at its option either (i) accept delivery of the gas or (ii) discontinue or curtail taking gas at any Point of Delivery. If Gatherer elects to accept delivery of “off specification” gas and incurs any incremental costs relating to its acceptance and delivery of “off specification” gas into the System, Gatherer shall be entitled to charge Producer an additional fee of $.21 per Mcf.
ARTICLE IX
MEASUREMENT
     9.1 Measurement facilities at the Point(s) of Delivery shall be installed, owned, maintained and operated by Gatherer or its agent. Producer may, at its option and expense, install check measuring and testing equipment for checking the accuracy of the equipment at any Point of Delivery; provided, however, any check measuring and testing equipment installed by Producer shall not interfere with the operation and use of Gatherer’s facilities at the Point of Delivery.

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     9.2 Gatherer will use its best efforts to cause Transwestern to install, maintain and operate at Transwestern’s expense, at the Points of Redelivery, measuring equipment of a type acceptable to both Gatherer and Producer and of ample size and proper type for the accurate measurement of the gas delivered hereunder, and shall cause said measuring equipment to be read at regular periods which are consistent with accurate measurement. If Transwestern fails or refuses to install, maintain and operate such measuring equipment, then Gatherer shall do so at its sole expense. The location and installation of such measuring equipment shall be such as to prevent, so far as is reasonably possible, pulsations of compressors from interfering with accurate measurement. If at any time or from time to time Gatherer commingles gas from a Point of Delivery with gas from a source other than a Point of Delivery under this Agreement, then Gatherer shall measure such other gas prior to its entering Gatherer’s System.
     9.3 The unit of volume for measurement of gas delivered hereunder shall be one (1) cubic foot of gas. All measurement of gas hereunder shall be determined by calculation in terms of such unit. All fundamental constants, observations, records and procedures utilized in determining or verifying the volume and quality of gas delivered hereunder shall be in accordance with the standards prescribed in aga3 ANSI/API 2530, as now in effect and as hereafter amended or supplemented from time to time.
     9.4 Gatherer, or its designee shall operate the measuring stations located at each Point of Delivery. The reading of electronic flow meters and the calculation of volumes therefrom shall be the responsibility of the Gatherer. The calibration and

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adjustment of such meters shall be made or arranged for by the parties hereto in compliance with the terms and provisions hereof.
     9.5 The specific gravity of gas committed to this Agreement shall be determined with accuracy to the nearest one thousandth (0.001) by taking samples of the gas at the Point of Delivery at such times as may be designated by any party hereto, but no less often than two (2) times per year. The specific gravity of the gas shall be determined by gas chromatography. The specific gravity determined by any test shall apply from the first day of the month following the date the test was taken until the first day of the month following the next test.
     9.6 Each party shall be given reasonable and sufficient prior notice and shall have the right to be present at the time of installing, reading, cleaning, changing, repairing, inspecting, testing, calibrating or adjusting measuring and testing equipment used by the other party in connection with the delivery of gas hereunder. The records from measuring equipment shall remain the property of the owner of such equipment, but upon request, each party will submit to the other its records and charts, together with calculations therefrom, which shall be returned to the owner within fifteen (15) days after receipt thereof. Test data and other similar records pertaining to the delivery and transportation of gas hereunder shall be retained by the party owning such records for a period of not less than two (2) years.
     9.7 At least once every three (3) months, the Gatherer shall calibrate and adjust meters at the Delivery Points or cause the same to be calibrated and adjusted. The Gatherer shall give Producer sufficient notice in advance of such tests so that Producer

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may be present to observe the calibration and adjustments, if any, which are made. For purposes of measurement and meter calibrations hereunder, the atmospheric pressure shall be assumed to be fourteen and sixty-five hundredths (14.65) psia, irrespective of variations in natural atmospheric pressure from time to time. Gatherer shall, upon written request of Producer, conduct tests of Gatherer’s measuring equipment; provided, however, in no event shall Gatherer be required to test its measuring equipment more frequently than once each month. All tests of measuring equipment shall be made at Gatherer’s expense, except that Producer shall bear the expense of tests made at its request if the inaccuracy is found to be less than two percent (2.00%).
     9.8 If at any time the metering equipment at the Point of Redelivery is found to be inaccurate by a margin of two percent (2.00%) or more, registration thereof and any payment based upon such registration shall be corrected at the rate of such inaccuracy for any period of inaccuracy which is definitely known or agreed upon, or if not known or agreed upon, then for a period extending back one-half (1/2) of the time elapsed since the last day of calibration. Following any test, any metering equipment found to be inaccurate to any degree shall be adjusted immediately to measure accurately. If, for any reason, any meter at a Point of Delivery is out of service or out of repair so that the quantity of gas delivered through such meter cannot be ascertained or computed from the readings thereof, the quantity of gas delivered during the period the meter is out of service or out of repair shall be estimated and agreed upon by the parties upon the basis of the best available data using one of the following methods which the parties deem to be the most feasible:

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     (a) by using the registration of any check metering equipment if installed and registering properly;
     (b) by correcting the error if the percentage of error is ascertainable by calibration, test or mathematical calculation; or
     (c) by estimating the quantity or quality of deliveries by deliveries made during preceding periods under similar conditions when the meter was registering accurately.
ARTICLE X
TERM
     10.1 Subject to the other terms and provisions hereof, this Agreement shall be effective from the date hereof and shall thereafter continue and remain in full force and effect for an initial term of ten (10) years and shall continue year-to-year thereafter until either party gives written notice of termination of this Agreement to the other party not less than 60 days prior to any anniversary date of this Agreement.
ARTICLE XI
TAXES
     11.1 Commencing on the effective date hereof, each of the parties hereto shall be solely responsible for and agrees to hold the other party harmless from the payment of any and all taxes or charges of every kind applicable to the gas hereunder or to the transportation hereof pursuant to statutes or orders of governmental authorities having jurisdiction. Neither party shall be responsible or liable for any taxes or other statutory

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charges levied or assessed against the facilities of the other party used for the purpose of carrying out the provisions of this Agreement.
ARTICLE XII
PIPELINE OPERATION
     12.1 Throughout the term of this Agreement, Gatherer shall have and retain full and continuing responsibility for the care, maintenance and condition of Gatherer’s System and Producer does not assume, nor shall it have any responsibility, obligation or liability for, the care, maintenance and condition of the System. Gatherer shall at all times operate the System, or cause the System to be operated, in a reasonable and prudent manner consistent with customary industry standards and practices pertaining to the gathering and transportation of gas. Gatherer agrees to indemnify and hold harmless Producer from and against any and all loss, costs, claims, damages and expense resulting from Gatherer’s failure to operate the System in accordance with the standards set forth in this Paragraph 12.1.
ARTICLE XIII
BILLINGS AND PAYMENTS
     13.1 Gatherer shall deliver to Producer, no later than fifteen (15) days after the end of each month, a statement and billing of the total quantities of gas received and redelivered hereunder during the preceding month.
     13.2 Producer shall pay to Gatherer on or before the expiration of twenty (20) days after Producer’s receipt of the statement and billing provided for in Paragraph 13.1

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above, all charges, costs and fees billed by Gatherer to Producer in accordance with the provisions of this Agreement.
     13.3 Each party shall have the right to examine at any reasonable time all books, records and measurement data of the other party to the extent necessary to verify the accuracy of any statement or computation made under or pursuant to the provisions of this Agreement.
     13.4 If Producer fails to pay all or any part of any billing for services rendered by Gatherer hereunder or any other charges payable hereunder, interest on the undisputed unpaid amount shall accrue at a rate per annum which is two percent (2.00%) above the prime rate of interest of Wells Fargo Bank Texas, N.A. as announced or published by such bank from time to time (adjusted from time to time to reflect any changes in such rate determined hereunder).
     13.5 If presentation of a bill by Gatherer is delayed to a date after the fifteenth (15th) day of a production month, then the time for payment of such bill shall be extended for a period of time equivalent to the period of delay.
     13.6 If an error is discovered in the amount billed in any statement rendered by Gatherer to Producer, such error shall be adjusted without interest or penalty as soon as reasonably possible, but in any event no later than three (3) months after written notice of such error (the “Notice of Error”) has been given by one party to the other. The computation of fees, and the computation and allocation of MMBtus received at the Delivery Point and redelivered at the Redelivery Point shall be deemed to be correct unless the written Notice of Error is given within two (2) years after the month in which the gas was produced.

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ARTICLE XIV
RIGHT-OF-WAY
     14.1 Insofar as each party is contractually and legally able to do so, each party hereby grants (the “granting party”) to the other party the right to install, operate and maintain equipment utilized hereunder on the property of the granting party and the right of free access to such equipment for purposes relating to this Agreement; but only to the extent such access does not interfere with the granting party’s rights of ownership, operation, use or enjoyment of the property, whether under the terms of this Agreement or otherwise.
ARTICLE XV
WARRANTY OF TITLE
     15.1 Producer warrants title (by, through and under Producer, but not otherwise) to its gas delivered by it hereunder, and warrants that it has the right to deliver the same free from liens and adverse claims of every kind. Each party will indemnify and hold the other party harmless from and against any and all loss, costs, claims, demands, damages and expense of every character with respect to gas delivered by it on account of royalties, taxes, payments or other charges applicable before or upon delivery of the gas.
     15.2 Producer agrees to indemnify and hold Gatherer harmless from and against any and all loss, costs, claims, demands, damages and expense on account of any damage to property or injury to persons arising or resulting from (i) any breach by Producer of its covenants and agreements contained herein or arising or resulting from (ii) Producer’s operations hereunder, unless caused by Gatherer’s negligence or willful misconduct.

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     15.3 Gatherer agrees to indemnify and hold Producer harmless from and against any and all loss, costs, claims, demands, damages and expense on account of any damage to property or injury to persons arising or resulting from (i) any breach by Gatherer of its covenants and agreements contained herein or arising or resulting from (ii) Gatherer’s operations hereunder, unless caused by Producer’s negligence or willful misconduct.
ARTICLE XVI
REGULATION
     16.1 This Agreement shall be interpreted, governed and construed in accordance with the laws of the State of Texas.
     16.2 Both parties represent that all of the gas hereunder will be produced and transported in the State of New Mexico, except as to any transportation of gas authorized to be made pursuant to enabling legislation or regulations of the U.S. Federal Energy Regulatory Commission (“FERC”) which do not subject gas to any increased jurisdiction of FERC and each party recognizes that the other party has entered into this Agreement based upon such representation, and further recognizes that such other party would have been unwilling to enter into this Agreement in the absence of such representation. If either party voluntarily undertakes any course of action that is not required by any governmental agency or law and which results in any portion of the gas delivered hereunder being sold, transported, used, consumed or commingled in such a manner as to increasingly subject such gas to the jurisdiction of FERC or any successor agency, then this Agreement shall be deemed to have terminated by its own terms on the day prior to the date of such occurrence.

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ARTICLE XVII
FORCE MAJEURE
     17.1 If either party is rendered unable, wholly or in part, by events of “force majeure” to carry out its obligations under this Agreement, other than the obligation to make monetary payments, that party shall give to all other parties prompt written notice of the force majeure event with reasonably full particulars. After such notice has been given, the obligations of the party giving such notice, so far as they are affected by the event of force majeure, shall be suspended during, but no longer than, the continuance of the force majeure event, and the affected party shall use all reasonable diligence to remedy the force majeure event with all reasonable diligence. The term “force majeure” as used herein shall mean all acts of God, strikes, lockouts or other industrial disturbances, acts of terrorism and the public enemy, wars, blockages, insurrections, public riots, lightning, earthquakes, fires not resulting from a party’s negligence, storms, floods, washouts, explosions, inability of either party to obtain necessary materials, supplies, rights-of-ways, permits or labor, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of and could not reasonably have been avoided by the party claiming suspension in the exercise of ordinary diligence. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the party involved, and that the above requirement that any force majeure event shall be remedied with all reasonable diligence shall not require the settlement of strikes or lockouts by the party involved.

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ARTICLE XVIII
NOTICES AND PAYMENTS
     18.1 All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been given or made (i) the third business day after the date of mailing, if delivered by registered or certified mail (postage prepaid, return receipt requested), (ii) upon delivery or refusal of delivery, if sent by hand delivery, (iii) upon delivery or refusal of delivery, if sent by prepaid courier (with record of receipt or refusal), or (iv) upon confirmed transmission, if sent by telecopier (with a copy simultaneously sent by certified mail, postage prepaid, return receipt requested), to the parties at the following addresses:
If to the Producer:
Parallel Petroleum Corporation
1004 N. Big Spring, Suite 400
Midland, Texas 79701
Attention: John S. Rutherford
Telecopy: (432) 684-3905
Capstone Oil & Gas Company, L.P.
P.O. Box 10187
Midland, Texas 79702
Attention: Dale Douglas
Telecopy: (432) 683-4498
If to the Gatherer:
Hagerman Gas Gathering System
P.O. Box 50307
Midland, Texas 79710-0307
Attention: Joe Feagan
Telecopy: (432) 683-5442

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or at such address as either party may from time to time designate as the address for such purpose by notice similarly given.
ARTICLE XIX
RELATIONSHIP OF THE PARTIES
     19.1 The parties agree that Producer will tender gas which is owned by Producer for transportation by Gatherer and that gas owned by Producer shall be subject only to the fees and expenses set forth herein. Title to all gas owned by Producer shall remain vested in Producer when delivered to Gatherer for transportation and redelivery hereunder.
     19.2 The relationship of the parties hereto is solely that of Producer and Gatherer setting forth in writing their agreement with respect to the gathering, transportation and delivery of Producer’s gas as set forth herein, and nothing herein shall be construed or deemed to create or constitute any joint venture, partnership or agency between the parties or to authorize either party to bind the other in any manner to any third party whatsoever. The duties, obligations and liabilities of the parties hereto are separate and not joint or collective, and nothing contained herein shall be construed as an obligation of guaranty or indemnification for any indebtedness incurred by the other party in connection with such other party’s performance of its obligations under this Agreement.
ARTICLE XX
INSURANCE DURING TRANSPORTATION
     20.1 As among the parties hereto, it is agreed that Gatherer will obtain insurance against damages or injuries incurred by Producer from and after the Point(s) of Delivery

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and prior to redelivery of such gas at the Redelivery Point(s). In any event, Producer shall not be responsible for such gas after delivery to Gatherer at the Delivery Point(s) or liable for any damages or injuries incurred during the subsequent gathering, dehydration, treating for CO2, processing for recovery of liquefiable hydrocarbons, compression, transportation and redelivery thereof.
ARTICLE XXI
GOVERNMENTAL AUTHORITY
     21.1 This Agreement and the rights and obligations of the parties hereunder shall be subject to all applicable federal, state and municipal laws, rules, regulations and orders of governmental authorities having jurisdiction. If any provision of this Agreement is abrogated or modified by lawful governmental action, this Agreement shall continue in full force and effect as modified by said governmental action, provided that either party may thereafter, upon ninety (90) days prior written notice to the other party, elect to terminate this Agreement.
ARTICLE XXII
PRIORITY AND TERMINATION OF JOINT VENTURE
     22.1 All gas produced by Parallel Petroleum Corporation and Capstone Oil & Gas Company, L.P., and their respective successors and assigns, and dedicated by them to this Agreement shall have first priority to the availability and capacity of the System, and such gas shall remain subject to and continue to be bound by this Agreement notwithstanding the earlier termination and winding up of the Hagerman Gas Gathering System Joint Venture created by that certain Hagerman Gas Gathering System Joint

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Venture Agreement, dated as of January 16, 2007, by and among Feagan Gathering Company, Parallel Petroleum Corporation and Capstone Oil & Gas Company, L.P.
ARTICLE XXIII
GENERAL
     23.1 The terms, covenants and conditions hereof shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns.
     23.2 Assignment of this Agreement or any duty hereunder may be made by either party hereto without the prior written consent of the other; provided, however, that no assignment shall have the effect of relieving the assigning party of any liabilities hereunder, past, present or future, unless agreed to in writing by the non-assigning party.
     23.3 The waiver by either party hereto of any breach by the other party of any provision of this Agreement shall not constitute a continuing waiver of such breach or a waiver of any other breach of any other provision of this Agreement.
     23.4 This Agreement may be executed in any number of counterparts (including by facsimile transmission), each of which shall be an original, but all of which together shall constitute but one and the same instrument. Neither party shall be bound hereby until a counterpart of this Agreement has been executed by the other party.
     23.5 Whenever the word “herein” is used in this Agreement, the intended reference is to the entire document, including, without limitation, the paragraph in which such word appears.

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above, to be effective from and after April 1, 2006.

HAGERMAN GAS GATHERING SYSTEM
By:	Feagan Gathering Company, Operator
By:	/s/ Joe Feagan
Joe Feagan, Vice President

PARALLEL PETROLEUM CORPORATION
By:	/s/ John S. Rutherford
John S. Rutherford, Vice President
of Land and Administration

CAPSTONE OIL AND GAS COMPANY, L.P.
By:	Capstone Investments, Inc., its general partner
By:	/s/ Dale Douglas
Dale Douglas, President

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EXHIBIT “A”
to
Gas Gathering Agreement
All of the following leasehold acreage located in Chaves County, New Mexico in the lands described below owned by Parallel or Capstone as of the date of this Agreement, and all leasehold acreage located in Chaves County, New Mexico in the lands described below hereafter acquired by Parallel or Capstone, whether by renewal, extension or new lease taken, but only insofar as such renewal, extension or new lease is made or taken on or before March 1, 2009 (in each case, whether jointly or individually owned of record or beneficially by Parallel or Capstone).
Township 12 South, Range 28 East, NMPM: All Sections
Township 12 South, Range 29 East, NMPM: All Sections
Township 13 South, Range 27 East, NMPM: Sections 19 through and including Section 36
Township 13 South, Range 28 East, NMPM: All Sections
Township 13 South, Range 29 East, NMPM: Sections 1 through and including Section 18
Township 14 South, Range 28 East, NMPM: Sections 1 through and including Section 18
Township 14 South, Range 27 East, NMPM: Sections 1 through and including Section 3,
      Sections 10 through and including Section 15, Sections 22 through and including Section 27, and
      Sections 34 through and including Section 36
Township 14 South,   Range 25 East, NMPM: All Sections
Township 14 South, Range 26 East, NMPM: All Sections
Township 14 South, Range 27 East, NMPM: Sections 4 through and including Section 9,
      Sections 16 through and including Section 21 and Sections 28 through and including Section 33
Township 15 South, Range 24 East, NMPM: Sections 1 through and including Section 3,
     Sections 10 through and including Section 15, Sections 22 through and including Section 27, and
     Sections 34 through and including Section 36
Township 15 South, Range 25 East, NMPM: Sections 1 through and including Section 31, and
     Section 36
Township 15 South, Range 26 East, NMPM: All Sections
Township 15 South, Range 27 East, NMPM: Sections 6 and 7
Gas is committed to all depths.

Exhibit “D”
to
Joint Venture Agreement
Insurance Requirements
(Minimum Requirements)
1.	At all times during the conduct of operations hereunder, Operator shall maintain in force, in accordance with the terms of the Hagerman Gas Gathering System Joint Venture

Agreement (the “Agreement”), the following minimum limits of insurance at the expense of and for the benefit of the Joint Venture:
(a)	Workers’ Compensation Insurance in accordance with the laws of the state(s) in which operations are covered under the Agreement; and

(b)	Employer’s Liability Insurance with a minimum limit of $1,000,000.
2.	In addition to the above, the Operator shall provide and maintain in force the following minimum limits of insurance, at the expense of and for the benefit of the Joint Venture, covering operations on lands subject to the Agreement:
(a)	Commercial General Liability Insurance with a combined single limit of $1,000,000 per occurrence; and

(b)	Automobile Liability Insurance covering owned, non-owned and hired automobiles with a combined single limit of $1,000,000 per accident.
3.	Any party may at its own expense acquire such other insurance as it deems proper to protect itself against any claims, losses, damages or destruction arising out of operations under the Agreement.
4.	Operator shall require all contractors and subcontractors working on or performing services under the Agreement to comply with applicable Workers’ Compensation and Employer’s Liability laws, both state and federal, and to carry Commercial General Liability and such other insurance as Operator deems necessary.
5.	Operator may include Workers’ Compensation and Employer’s Liability Insurance risks under its qualified self-insurance program, provided Operator complies with all applicable laws. In such event, Operator shall charge the Joint Venture with an amount that shall not exceed the amount of the premium that would be charged at the manual rate effective for insurance coverage as if Operator were a purchaser of such coverage from an insurance company or companies.
6.	In connection with all losses, Operator shall (i) furnish copies of accident reports on a prompt basis; (ii) give written notification of the service of all summons and legal processes; (iii) provide information as to the status of any claim or suit of any payment made in connection therewith; and (iv) furnish any other available information required for the purpose of fixing or adjusting premiums or to support any claims.
7.	Operator and each Joint Venturer agree to mutually waive subrogation in favor of each other on all insurance carried by each party and/or obtain such waiver from the insurance carrier if so required by the insurance contract. If such waiver is not obtained, the party failing to do so shall indemnify the other party for any claim by an insurance carrier arising out of subrogation.

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